Exhibit (a)(1)(A)
This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer, accountant or other professional advisor.
OFFER TO PURCHASE FOR CASH
up to 7,000,000 of its Common Shares at a Purchase Price of
Not Less Than US$2.55 and Not More Than US$2.70 per Common Share
Envoy Communications Group Inc. (the “Company”) invites its shareholders (the “Shareholders”) to deposit, for purchase by the Company, common shares without par value of the Company (the “Shares”) pursuant to (i) auction tenders (“Auction Tenders”) at prices specified by the depositing Shareholders of not less than US$2.55 per Share or more than US$2.70 per Share, or (ii) purchase price tenders (“Purchase Price Tenders”) in which depositing Shareholders do not specify a price per Share, but rather agree to have such Shareholder’s Shares purchased at the Purchase Price (as defined below) that is determined as provided herein. The offer and all deposits of Shares are subject to the terms and conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the “Circular”) and the related Letter of Transmittal (which together constitute the “Offer”).
This Offer will commence on the date set forth below and expires at 5:00 p.m. (Toronto time) on December 27, 2006 or at such later time and date to which the Offer may be extended by the Company (such time on such date, the “Expiration Date”). The Company reserves the right, subject to applicable law, to withdraw the Offer and not take up and pay for any Shares deposited under the Offer unless certain conditions are satisfied. See Section 7 of the Offer to Purchase – “Certain Conditions of the Offer”.
The Company will determine a single price per Share (the “Purchase Price”), which will not be less than US$2.55 per Share or more than US$2.70 per Share, that is the lowest price that enables it to purchase 7,000,000 Shares (or such lesser number of Shares if the Offer is undersubscribed) properly deposited pursuant to the Offer by Purchase Price Tender or by Auction Tender. For the purpose of determining the Purchase Price, Shares deposited pursuant to a Purchase Price Tender will be considered to have been deposited at US$2.55 per Share, the minimum price in the Offer. Shares deposited by a Shareholder pursuant to an Auction Tender will not be purchased by the Company pursuant to the Offer if the price specified by the Shareholder in connection with such Auction Tender is greater than the Purchase Price. A Shareholder who wishes to deposit Shares, but who does not wish to specify a price at which such Shares may be purchased by the Company, should make a Purchase Price Tender. Shareholders who deposit Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.
Each Shareholder who has properly deposited Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described herein.
This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and deposits will not be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction.
(continued on the following page)
The Dealer Manager for the Offer is:
Canaccord Capital Corporation
November 20, 2006

(continued from cover)
If the number of Shares properly deposited pursuant to the Offer by Purchase Price Tender or by Auction Tender at a price not greater than the Purchase Price (the “Successfully Deposited Shares”) by Shareholders (the “Successful Shareholders”) exceeds 7,000,000 Shares, then the Successfully Deposited Shares will be purchased on a pro rata basis according to the number of Shares deposited (or deemed to be deposited) by the depositing Shareholders (with adjustments to avoid the purchase of fractional Shares), subject to the conditional tender provisions described in Section 6 of the Offer to Purchase – “Conditional Tender of Shares”. See Section 3 of the Offer to Purchase – “Number of Shares and Proration”.
The Company will return all Shares not purchased under the Offer, including Shares deposited pursuant to an Auction Tender at prices greater than the Purchase Price, Shares not purchased because of proration, and Shares subject to conditional tenders where the condition has not been satisfied, promptly after the Expiration Date.
As of November 20, 2006, there were 19,421,415 Shares issued and outstanding and, accordingly, the Offer is for approximately 36.0% of the total number of issued and outstanding Shares.
The Company’s Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “ECG” and on the NASDAQ Capital Market (“NASDAQ”) under the symbol “ECGI”. On September 14, 2006, the day before the Offer was announced, the closing price per Share was Cdn$1.98 and US$1.76 on the TSX and NASDAQ, respectively.
The Company’s Board of Directors has approved the Offer. However, none of the Company, its Board of Directors, the Dealer Manager or Computershare Investor Services Inc. (the “Depositary”) makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares under the Offer. Shareholders must make their own decisions as to whether to deposit Shares under the Offer. Shareholders should carefully consider the income tax consequences of depositing Shares pursuant to the Offer. See Section 14 of the Circular – “Income Tax Considerations”.
Shareholders wishing to deposit all or any portion of their Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See Section 3 of the Offer to Purchase, “Number of Shares and Proration”.
Questions and requests for assistance may be directed to the Dealer Manager at the telephone number and address set forth on the back cover of this Offer to Purchase and Circular. You may request additional copies of this Offer to Purchase and Circular and other Offer documents from the Depositary at the telephone number and address on the back cover of this Offer to Purchase and Circular.

NOTICE TO HOLDERS OF ENVOY OPTIONS AND WARRANTS
The Offer is made only for Shares and is not made for any options or Warrants (as defined below) to acquire Shares. Any holder of options or Warrants to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, exercise such options or Warrants in order to obtain Shares and deposit the Shares in accordance with the Offer. Any such exercise must be completed sufficiently in advance of the Expiration Date to assure the holder of such options or Warrants that the holder will have certificates representing the Shares received on such exercise available for deposit prior to the Expiration Date, or in sufficient time to comply with the procedures described under “Procedure for Depositing Shares” in Section 4 of the Offer to Purchase.
The tax consequences to holders of options or Warrants to acquire Shares of exercising or not exercising their options or Warrants, as the case may be, are not described under “Income Tax Considerations” in Section 14 of the Circular. Holders of options or Warrants should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options or Warrants.
INFORMATION FOR UNITED STATES SHAREHOLDERS ONLY
The enforcement by investors of civil liabilities under U.S. federal securities laws may be adversely affected by the fact that the Company is incorporated under the provincial laws of Ontario and that its directors and officers are residents of countries other than the United States. Enforcement of civil liabilities under U.S. securities laws may further be adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada.
U.S. Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See Section 14 of the Circular – “Income Tax Considerations”.
The Company has filed with the United States Securities and Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-4(c)(2) promulgated thereunder. See Section 1 of the Circular – “Envoy Communications Group Inc. – Additional Information”.
All dollar references in the Offer and the Circular are in United States dollars, except where otherwise indicated, and all dollar references in the documents incorporated by reference herein are in Canadian dollars, except where otherwise indicated. See Section 1 of the Circular – “Envoy Communications Group Inc. – Presentation of Financial Information and Exchange Rate Data”.
* * *
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in this Offer or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Circular or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us or the Dealer Manager.
* * *
CAUTIONARY STATEMENT FOR FORWARD-LOOKING INFORMATION
This Offer to Purchase and Circular may contain statements that constitute forward-looking information or statements (“forward-looking statements”), that include, but are not limited to, statements respecting: the trading price of the Shares not fully reflecting the value of the Company’s business and future prospects; the Company continuing to have sufficient financial resources and working capital and the Offer not being expected to preclude the Company from pursuing its foreseeable business opportunities for the future growth of the Company’s business; the market for the Shares of the Company not being materially less liquid than the market that exists at the time of the making of the Offer; future purchases of additional Shares of the Company following expiry of the Offer; and the prospect that the Company may from time to time in the future consider various acquisition or divestiture opportunities. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances. The Company cautions you not to place undue reliance upon such forward-looking statements, which speak only as of the date they are made. The words “anticipate”, “believe”, “estimate”, and “expect” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events or the Company’s actual results or performance to differ from the projected events, results or performance contained in such forward-looking statements that include, but are not limited to, the following: general economic and business conditions; changes in demand for the Company’s services; changes in competition; the ability of the Company to integrate acquisitions or complete future acquisitions; interest rate fluctuations; currency exchange rate fluctuations; volatility in the market price of the Shares; there is no assurance that the Offer conditions will be satisfied; the extent to which holders of Shares determine to tender their Shares to any offer; dependence upon and availability of qualified personnel; changes in government regulation; and other factors discussed in the Company’s filings with applicable securities regulators. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
OFFER TO PURCHASE	6
1. The Offer	6
2. Purchase Price	6
3. Number of Shares and Proration	7
4. Procedure for Depositing Shares	7
5. Withdrawal Rights	10
6. Conditional Tender of Shares	11
7. Certain Conditions Of The Offer	11
8. Extension And Variation Of The Offer	13
9. Taking Up and Payment for Deposited Shares	14
10. Payment in the Event of Mail Service Interruption	14
11. Liens and Dividends	15
12. Notice	15
13. Other Terms	15
CIRCULAR	17
1. Envoy Communications Group Inc.	17
2. Authorized Capital	19
3. Purpose and Effect of the Offer	19
4. Financial Statements	21
5. Price Range of Shares	22
6. Dividend Policy	23
7. Previous Distributions and Purchases of Securities	23
8. Interest of Directors and Officers and Transactions and Arrangements Concerning Shares	24
9. Commitments to Acquire Shares	25
10. Benefits from the Offer	25
11. Material Changes in the Affairs of the Company	25
12. Intention to Deposit Shares	25
13. Prior Valuations	25
14. Income Tax Considerations	26
15. Legal Matters and Regulatory Approvals	31
16. Source of Funds	32
17. Dealer Manager	32
18. Depositary	32
19. Fees and Expenses	32
20. Statutory Rights	33
APPROVAL AND CERTIFICATE	34
CONSENT OF RAYMOND JAMES LTD.	35
SCHEDULE A – LIQUIDITY OPINION OF RAYMOND JAMES LTD.	A-1

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. It highlights material information relating to the Offer, but you should understand that it does not describe all of the details of the Offer to the same extent described elsewhere herein. We urge you to read the entire Offer to Purchase, Circular and Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer where you will find a more complete discussion.
WHO IS OFFERING TO PURCHASE MY SHARES?
Envoy Communications Group Inc., which we refer to as “we,” “us”, the “Company” or “Envoy,” is offering to purchase up to 7,000,000 Shares in the Offer.
WHAT WILL THE PURCHASE PRICE OF THE SHARES BE?
We are conducting the Offer through a procedure called a modified “Dutch Auction”. This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $2.55 to $2.70 per Share. We will select the lowest Purchase Price that will allow us to buy 7,000,000 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not withdrawn. All Shares we purchase will be purchased at the same Purchase Price, even if some of the Shares are tendered below the Purchase Price, but we will not purchase any Shares above the Purchase Price selected by us. If you wish to maximize the chance that your Shares will be purchased, you should check the box beside the caption “A Purchase Price Tender” in Box A — “Type of Tender” in the Letter of Transmittal, indicating that you will accept the Purchase Price selected by us. You should understand that this election will have the same effect as if you selected the minimum price of $2.55 per Share. If your Shares are purchased under the Offer, you will be paid the Purchase Price (subject to applicable withholding taxes, if any) in cash, without interest, promptly following the expiration of the Offer. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. The Company will return all Shares not purchased under the Offer, including Shares deposited pursuant to an Auction Tender at prices greater than the Purchase Price, Shares not purchased as a result of proration, Shares subject to conditional tenders where the condition has not been satisfied, and Shares not accepted for purchase.
All Shares purchased by Envoy, including Shares deposited at or below the Purchase Price pursuant to Auction Tenders and Shares deposited pursuant to Purchase Price Tenders, will be purchased at the Purchase Price.
HOW MANY SHARES WILL ENVOY PURCHASE?
We will purchase 7,000,000 Shares in the Offer, or such fewer number of Shares as are properly tendered and not withdrawn prior to the Expiration Date. Since the Purchase Price will only be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after the Expiration Date. 7,000,000 Shares represents approximately 36.0% of our outstanding Shares. As of November 20, 2006, there were 19,421,415 Shares issued and outstanding. The Offer is not conditioned on any minimum number of Shares being tendered. See Section 1 of the Offer to Purchase — “The Offer”.
WHY IS ENVOY MAKING THE OFFER?
Our Board of Directors believes that the Shares have been trading in price ranges that do not fully reflect the value of the Company’s business and future prospects, and that, accordingly, the purchase of Shares under the Offer represents an effective use of the Company’s financial resources and is in the best interests of the Company and its Shareholders. See Section 3 of the Circular — “Purpose and Effect of the Offer”.
HOW WILL ENVOY PAY FOR THE SHARES?
Assuming we purchase 7,000,000 Shares in the Offer at the maximum specified Purchase Price of $2.70 per Share, $18.9 million will be required to purchase such Shares. We expect to fund the purchase of Shares under the Offer and the payment of related fees and expenses with cash on hand. The Offer is not conditioned upon the receipt of financing. See Section 16 of the Circular — “Source of Funds”.
CAN I TENDER PART OF MY SHARES AT DIFFERENT PRICES?
Yes, you can elect to tender part of your Shares at one price and an additional number of Shares at a second price. However, you cannot tender the same Shares at different prices. If you tender some Shares at one price and other Shares at another price, you must use a separate Letter of Transmittal for each tender. See Section 4 of the Offer to Purchase — “Procedure for Depositing Shares”.
CAN I TENDER SHARES SUBJECT TO THE CONDITION THAT A SPECIFIED MINIMUM NUMBER OF SHARES MUST BE PURCHASED?
Yes, you may tender your Shares subject to that condition by following the procedures described in Section 7 of the Offer to Purchase — “Conditional Tender of Shares”.
HOW LONG DO I HAVE TO TENDER MY SHARES?
You may tender your Shares until the Offer expires. The Offer will expire on December 27, 2006, at 5:00 p.m. (Toronto time), unless we extend it. We may extend the Offer for any reason, subject to applicable laws. See Section 8 of the Offer to Purchase — “Extension and Variation of the Offer”.
CAN THE OFFER BE EXTENDED, VARIED OR TERMINATED?
We can extend or vary the Offer in our sole discretion. See Section 8 of the Offer to Purchase — “Extension and Variation of the Offer”. We can also terminate the Offer under certain circumstances. See Section 6 of the Offer to Purchase — “Certain Conditions of the Offer”.
HOW WILL I BE NOTIFIED IF ENVOY EXTENDS THE OFFER?
We will issue a press release by 9:00 a.m. (Toronto time) on the business day after the previously scheduled expiration date if we decide to extend the Offer. See Section 8 of the Offer to Purchase — “Extension and Variation of the Offer”.
WHAT WILL HAPPEN IF I DO NOT TENDER MY SHARES?
Upon the completion of the Offer, non-tendering Shareholders will realize a proportionate increase in their relative ownership interest in us and thus in our future profits or losses and assets, subject to our right to issue additional Shares and other equity securities in the future. The amount of our future cash assets will be reduced by the amount paid and expenses incurred in connection with this Offer. See Section 1 of the Circular — “Envoy Communications Group Inc.” and Section 3 of the Circular — “Purpose and Effect of the Offer”.
ARE THERE ANY CONDITIONS TO THE OFFER?
Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and changes in general market conditions or our business that, in our judgment, make it inadvisable to proceed with the Offer. See Section 7 of the Offer to Purchase — “Certain Conditions of the Offer”.
HOW DO I TENDER MY SHARES?
To tender your Shares: (a) you must deliver your Share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover page of this Offer to Purchase and Circular, or (b) tender in accordance with the procedures for book-entry transfer established by The Canadian Depository for Securities Limited in Canada, or (c) tender through the Depositary Trust Company (“DTC”) pursuant to DTC’s Automated Tender Offer Program (“ATOP”). A Shareholder who is not able to deliver the certificate(s) for the Shares being deposited pursuant to the Offer or who does not tender through ATOP must follow the guaranteed delivery procedure described in Section 4 of the Offer to Purchase – “Procedure for Depositing Shares”.

If your Shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. You may also contact the Depositary or the Dealer Manager for assistance. See Section 4 of the Offer to Purchase — “Procedure for Depositing Shares” and the instructions to the related Letter of Transmittal.
A Shareholder wishing to deposit Shares pursuant to the Offer may do so either pursuant to an Auction Tender or a Purchase Price Tender. A Shareholder may deposit some Shares pursuant to an Auction Tender and others pursuant to a Purchase Price Tender.
Auction Tender: Each Shareholder making an Auction Tender must specify the minimum price per Share (not less than $2.55 or more than $2.70 per Share) at which such Shareholder is willing to have such Shares purchased by the Company. Shares deposited by a Shareholder pursuant to an Auction Tender will not be purchased by the Company pursuant to the Offer if the price specified by the Shareholder is greater than the Purchase Price determined by the Company.
Purchase Price Tender: A Shareholder who wishes to deposit Shares but who does not wish to specify a price at which such Shares may be purchased by the Company should make a Purchase Price Tender. Shares deposited pursuant to a Purchase Price Tender and Shares deposited pursuant to Auction Tenders at prices not greater than the Purchase Price will be purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the proration and conditional tender provisions described below).
See Section 1 of the Offer to Purchase — “The Offer”.
HOW DO HOLDERS OF VESTED BUT UNEXERCISED STOCK OPTIONS OR WARRANTS FOR SHARES PARTICIPATE IN THE OFFER?
The Offer is only for Shares and not for any options or Warrants (as defined below) to acquire Shares.
If you hold vested but unexercised stock options or Warrants and you wish to participate in the Offer, you may exercise such stock options or Warrants in accordance with the terms of the stock option plan pursuant to which the options were granted or the terms and conditions attaching to the Warrants, as applicable, and tender the Shares received upon such exercise in accordance with the terms of the Offer. If you are a holder of vested but unexercised stock options, you should follow the instructions sent to you by the administrator of the stock option plans. An exercise of an option or a Warrant cannot be revoked even if the Shares received upon exercise thereof and tendered to the Offer are not purchased in the Offer for any reason. Holders of stock options or Warrants that exercise such options or Warrants and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under Section 14 of the Circular, “Income Tax Considerations”. Optionholders and Warrantholders should seek tax advice from their own tax advisors in this regard.
ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I WITHDRAW MY TENDER?
Yes. You may withdraw any Shares you have tendered (a) at any time prior to the Expiration Date, (b) at any time if the Shares have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, or (c) at any time if the Shares have been taken up but not paid for by the Company within three business days of being taken up. See Section 5 of the Offer to Purchase – “Withdrawal Rights”.
HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?
You must deliver, on a timely basis, a written, telegraphic or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase and Circular. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer. See Section 4 of the Offer to Purchase — “Procedure for Depositing Shares”.

HAS ENVOY OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE TENDER OFFER?
Our Board of Directors has approved the Offer. However, none of Envoy, any member of our Board of Directors, our officers, the Dealer Manager or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which your Shares should be tendered. See Section 3 of the Circular — “Purpose and Effect of the Offer”.
WILL ENVOY’S DIRECTORS AND EXECUTIVE OFFICERS OR SIGNIFICANT OUTSTANDING SHAREHOLDERS TENDER SHARES IN THE OFFER?
To the knowledge of management of the Company after reasonable inquiry, no director or officer of the Company or their respective associates, nor any person who beneficially owns or exercises control or direction over more than 10% of any class of equity securities of the Company, nor any associate or affiliate or person acting jointly or in concert with the Company, intends to deposit Shares under the Offer. See Section 12 of the Circular – “Intention to Deposit Shares”.
FOLLOWING THE OFFER, WILL ENVOY CONTINUE AS A PUBLIC COMPANY?
We do not believe that our purchase of Shares through the Offer will cause our remaining Shares to be delisted from NASDAQ or the TSX. See Section 3 of the Circular — “Purpose and Effect of the Offer” and also Section 7 of the Offer to Purchase — “Certain Conditions of the Offer”.
WHAT IMPACT WILL THE OFFER HAVE ON THE LIQUIDITY OF THE MARKET FOR ENVOY’S SHARES?
Our Board of Directors has determined that it is reasonable to conclude that, following completion of the Offer, there will be a market for holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. The Board of Directors has obtained a liquidity opinion from Raymond James Ltd. to the effect that there is a liquid market for the Shares at the time of announcement of the Offer and that it is reasonable to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the opinion of Raymond James Ltd. is attached hereto as Schedule A. This summary of the opinion of Raymond James Ltd. is qualified in its entirety by reference thereto. See Section 3 of the Circular — “Purpose and Effect of the Offer — Liquidity of Market”.
WHAT HAPPENS IF MORE THAN 7,000,000 SHARES ARE TENDERED IN THE OFFER?
We will purchase Shares from all Shareholders who properly tender Shares at or below the Purchase Price selected by us and do not properly withdraw them, on a pro rata basis, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase — “Conditional Tender of Shares”. All of the Shares that you tender on a conditional basis in the Offer may not be purchased even if they are tendered at or below the Purchase Price. See Section 3 of the Offer to Purchase — “Number of Shares and Proration”.
WHEN WILL ENVOY PAY FOR THE SHARES I TENDER?
We will pay the Purchase Price (less applicable withholding taxes, if any) to you in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer and in any event within 10 days after the Expiration Date. In the event of proration, we do not expect to be able to commence payment for Shares until at least three business days after the Expiration Date. See Section 9 of the Offer to Purchase — “Taking Up and Payment for Deposited Shares”.

IN WHAT CURRENCY WILL ENVOY PAY FOR THE SHARES I TENDER?
We will pay the Purchase Price (less applicable withholding taxes, if any) in U.S. dollars and payments of amounts owing to depositing Shareholders will be made in U.S. dollars. On November 16, 2006, the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York (the “Noon Buying Rate”) was $1.00 = Cdn$1.1401. See Section 1 of the Circular – “Envoy Communications Group Inc. – Presentation of Financial Information and Exchange Rate Data”.
WHAT IS THE RECENT MARKET PRICE OF MY ENVOY SHARES?
On September 14, 2006, the last full trading day before the announcement of the Offer, the last reported sale price of our Shares on the TSX was Cdn$1.98 per Share and on NASDAQ was $1.76 per Share. On November 16, 2006, the second last full trading day before the date of the Offer to Purchase, the last reported sale price of our Shares on the TSX was Cdn$2.74 per Share and on NASDAQ was $2.42 per Share. During the past 12 months, the closing prices of the Shares on the TSX and NASDAQ have ranged from a low of Cdn$1.54 and $1.36, respectively, to a high of Cdn$2.80 and $2.48, respectively. You are urged to obtain current market quotations for the Shares before deciding whether and at which Purchase Price or Purchase Prices to tender your Shares. See Section 5 of the Circular — “Price Range of Shares”.
WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?
If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 4 of the Offer to Purchase — “Procedure for Depositing Shares”.
WHAT ARE THE INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?
Shareholders should carefully consider the income tax consequences of depositing Shares pursuant to the Offer. See Section 14 of the Circular — “Income Tax Considerations”. Shareholders should also seek advice from their own tax advisors as to the specific tax consequences to them of a purchase by us of their Shares under the Offer.
WHO CAN I TALK TO IF I HAVE QUESTIONS?
For further information regarding the Offer, Shareholders may contact the Depositary or the Dealer Manager, or consult their own brokers. The addresses and telephone and facsimile numbers of the Depositary and the Dealer Manager are set forth on the back cover of this Offer to Purchase and Circular.
No person has been authorized to make any recommendation on behalf of the Company as to whether Shareholders should deposit or refrain from depositing Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in this Offer. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by the Company.

OFFER TO PURCHASE
To the Holders of the Shares of Envoy Communications Group Inc.
1. The Offer
Envoy Communications Group Inc. (the “Company”) hereby invites its Shareholders to deposit, for purchase by the Company, common shares (the “Shares”) of the Company pursuant to (i) auction tenders (“Auction Tenders”) at prices of not less than $2.55 per Share or more than $2.70 per Share, as specified by such Shareholders, or (ii) purchase price tenders (“Purchase Price Tenders”), in either case on the terms and subject to the conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the “Circular”) and the related Letter of Transmittal (which together constitute the “Offer”).
The Offer will commence on November 20, 2006 and expire at 5:00 p.m. (Toronto time) on December 27, 2006, or at such later time and date to which the Offer may be extended by the Company (such time on such date, the “Expiration Date”).
The Offer is not conditional upon any minimum number of Shares being deposited. The Offer is, however, subject to certain other conditions and the Company reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Shares deposited under the Offer if those conditions are not satisfied. See Section 7 of this Offer to Purchase.
Each Shareholder who has properly deposited Shares pursuant to an Auction Tender at or below the Purchase Price (as defined below) or pursuant to a Purchase Price Tender, and who has not withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described herein.
The Company will return all Shares not purchased under the Offer, including Shares deposited pursuant to an Auction Tender at prices greater than the Purchase Price, Shares not purchased because of proration, and Shares subject to conditional tenders where the condition has not been satisfied, promptly after the Expiration Date.
The Offer is made only for Shares and is not made for any options or warrants to acquire Shares. Any holder of options or warrants to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, exercise such options or warrants in order to obtain certificates representing Shares and deposit the Shares in accordance with the Offer. Any such exercise must be completed sufficiently in advance of the Expiration Date to assure the holder of such options or warrants that the holder will have certificates representing the Shares received on such exercise available for deposit prior to the Expiration Date, or in sufficient time to comply with the procedures described under “Procedure for Depositing Shares” in Section 4 of the Offer.
The tax consequences to holders of options or warrants to acquire Shares of exercising or not exercising their options or warrants, as the case may be, are not described under “Income Tax Considerations” in Section 14 of the Circular. Holders of options or warrants should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options or warrants.
None of the Company, its Board of Directors, the Dealer Manager or Computershare Investor Services Inc. (the “Depositary”) makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares. Shareholders must make their own decisions as to whether to deposit Shares under the Offer. Shareholders should carefully consider the income tax consequences of depositing Shares pursuant to the Offer. See Section 14 of the Circular – “Income Tax Considerations”.
The accompanying Circular and Letter of Transmittal contain important information and should be read carefully before making a decision with respect to the Offer.
2. Purchase Price
As promptly as reasonably practicable following the Expiration Date, the Company will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will not be less than $2.55 per Share or more than $2.70 per Share, that is the lowest price that enables it to purchase 7,000,000 Shares (or such lesser number of Shares if the Offer is undersubscribed) properly deposited pursuant to the Offer by Purchase Price Tender or by Auction Tender. For the purpose of determining the Purchase Price, Shares deposited pursuant to a Purchase Price Tender will be considered to have been deposited at $2.55 per Share. Accordingly, a

Shareholder properly depositing Shares under the Offer at $2.55 per Share can reasonably expect that the Shares so deposited will be purchased under the Offer at the Purchase Price (if any Shares are purchased under the Offer), subject to proration and the provisions relating to conditional tenders as described herein.
As promptly as reasonably practicable thereafter, the Company will publicly announce the Purchase Price for the Shares, and upon the terms and subject to the conditions of the Offer (including the proration and conditional tender provisions described herein), all Shareholders who have properly deposited and not withdrawn their Shares either pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, net to each Shareholder in cash (but subject to applicable withholding taxes, if any), for all Shares purchased.
The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to a depositing Shareholder will be made in U.S. dollars. All dollar amounts set forth herein are expressed in U.S. dollars, except where otherwise indicated and as described under “Envoy Communications Group Inc. – Presentation of Financial Information and Exchange Rate Data” in the Circular.
3. Number of Shares and Proration
As of November 20, 2006, there were 19,421,415 Shares issued and outstanding and, accordingly, the Offer is for approximately 36.0% of the total number of issued and outstanding Shares.
If the number of Shares properly deposited by the Expiration Date (and not withdrawn in accordance with Section 5 of the Offer to Purchase – “Withdrawal Rights”) pursuant to Auction Tenders at prices at or below the Purchase Price and pursuant to Purchase Price Tenders is in the aggregate less than or equal to 7,000,000, the Company will, upon the terms and subject to the conditions of the Offer, purchase all Shares deposited at the Purchase Price.
If the number of Shares properly deposited pursuant to the Offer by the Expiration Date (and not withdrawn in accordance with Section 5 of the Offer to Purchase – “Withdrawal Rights”) by Purchase Price Tender and by Auction Tender at prices at or below the Purchase Price (the “Successfully Deposited Shares”) by Shareholders (the “Successful Shareholders”) exceeds 7,000,000 Shares, then, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase – “Conditional Tender of Shares”, the Successfully Deposited Shares will be purchased on a pro rata basis according to the number of Shares deposited (or deemed to be deposited) by the depositing Shareholders (with adjustments to avoid the purchase of fractional Shares).
As described in Section 14 of the Circular – “Income Tax Considerations”, the number of Shares that the Company will purchase from a Shareholder under the Offer may affect the U.S. federal income tax consequences to that Shareholder and, therefore, may be relevant to a Shareholder’s decision whether or not to deposit Shares. The Letter of Transmittal affords each Shareholder the opportunity to designate the order of priority in which Shares are to be purchased in the event of proration, should a Shareholder decide to do so for U.S. federal income tax reasons. In addition, Shareholders may choose to submit a “conditional tender” under the procedures described in Section 6 of the Offer to Purchase – “Conditional Tender of Shares” and make the tender subject to a condition that a minimum number of Shares are purchased in order to structure their tender for U.S. federal income tax reasons.
4. Procedure for Depositing Shares
Proper Deposit of Shares. To deposit Shares pursuant to the Offer, (i) the certificates for all deposited Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date, (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including a Book-Entry Confirmation or an Agent’s Message if the tendering Shareholder has not delivered a Letter of Transmittal). The term “Agent’s Message” means a message, transmitted by the Depository Trust Company (“DTC”) to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant. The term “Book-Entry Confirmation” means a confirmation of a book-entry transfer of a Shareholder’s Shares into the Depositary’s account at The Canadian Depository for Securities Limited in Canada (“CDS”).

In accordance with Instruction 5 in the Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof (a) each Shareholder desiring to deposit Shares pursuant to the Offer must indicate, in Box A – “Type of Tender” on such Letter of Transmittal, if applicable, whether the Shareholder is tendering Shares pursuant to an Auction Tender or a Purchase Price Tender, and (b) each Shareholder desiring to tender Shares pursuant to an Auction Tender must further indicate, in Box B – “Auction Tender Price (in United States Dollars) Per Share at Which Shares Are Being Deposited” in such Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof, the price (in increments of $0.01 per Share) at which such Shares are being deposited. Both under (a) and (b), only one box may be checked. If a Shareholder desires to deposit Shares in separate lots at either a different price and/or a different type of tender for each lot, such Shareholder must complete a separate Letter of Transmittal or Book-Entry Confirmation or Agent’s Message in lieu thereof (and, if applicable, a Notice of Guaranteed Delivery) for each lot. The same Shares cannot be deposited (unless previously properly withdrawn as provided in Section 5 of the Offer to Purchase – “Withdrawal Rights”) pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender at more than one price.
Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the Share certificate deposited therewith and payment is to be made directly to such registered holder, or (ii) Shares are deposited for the account of a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an “Eligible Institution”). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers, or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates representing Shares not purchased or deposited are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution. An ownership declaration, which can be obtained from the Depositary, must also be completed and delivered to the Depositary.
A Shareholder who wishes to deposit Shares under the Offer and whose certificate is registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Shares under the Offer. Participants of CDS and DTC should contact such depositary with respect to the deposit of their Shares under the terms of the Offer.
Book-Entry Transfer Procedures — CDS. The Depositary will establish an account with respect to the Shares at CDS for purposes of the Offer. Any financial institution that is a participant in CDS may make book-entry delivery of the Shares by causing CDS to transfer such Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.
Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date. Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.
Book-Entry Transfer Procedures — DTC. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer.
Although delivery of the Shares may be effected under the Offer through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the last page of this Offer to Purchase on or prior to the Expiration Date in connection with the tender of such Shares. Delivery of documents to DTC does not constitute delivery to the Depositary.
Holders who are tendering by book-entry transfer to the Depositary’s account at DTC may execute their tender through DTC’s Automated Tender Offer Program (“ATOP”) by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a Holder tendering through ATOP.
Method of Delivery. The method of delivery of certificates representing Shares and all other required documents is at the option and risk of the depositing Shareholder. If certificates representing Shares are to be sent by mail, registered mail, properly insured, is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a share certificate representing Shares will only be made upon actual receipt of such share certificate representing Shares by the Depositary.
Guaranteed Delivery. If a Shareholder wishes to deposit Shares pursuant to the Offer and cannot deliver certificates for such Shares or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be deposited if all of the following conditions are met:
(a)	such deposit is made by or through an Eligible Institution;
(b)	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company through the Depositary is received by the Depositary, at its Toronto office listed in the Notice of Guaranteed Delivery, by the Expiration Date; and
(c)	the share certificates for all deposited Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof), Book-Entry Confirmation or Agent’s Message in lieu thereof relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Toronto office of the Depositary, before 5:00 p.m. (Toronto time) on or before the third trading day on the TSX and NASDAQ after the Expiration Date.
The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to the Toronto office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.
Notwithstanding any other provision hereof, payment for Shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares, (b) a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares, with signatures that are guaranteed if so required, and (c) any other documents required by the Letter of Transmittal.
The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently deposited.
Determination of Validity, Rejection and Notice of Defect. All questions as to the number of Shares to be accepted, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any deposits of Shares determined by it not to be in proper form or completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the deposit of any particular Shares and the Company’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No individual deposit of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with deposits must be cured within such time as the Company shall determine. None of the Company, the Dealer Manager, the Depositary nor any other person is or will be obligated to give notice of defects or irregularities in deposits, nor shall any of them incur any liability for failure to give any such notice. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding.
Under no circumstances will interest be paid by the Company by reason of any delay in making payment to any person, including persons using the guaranteed delivery procedures, including without limitation any delay arising because the Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Shares is not made, until after the date the payment for the deposited Shares accepted for payment pursuant to the Offer is to be made by the Company.
Formation of Agreement. The proper deposit of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Shareholder and the Company, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer.
Prohibition on “Short” Tenders. It is a violation of Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder for a person, directly or indirectly, to deposit the Shares for a person’s own account unless, at the time of the deposit and at the end of the Expiration Date, such person (i) has a net long position equal to or greater than the amount of (x) the Shares deposited or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of the Shares deposited and upon acceptance of such person’s deposit, will acquire such Shares for deposit by conversion, exercise or exchange of such other securities and (ii) will deliver or cause such Shares to be delivered in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the deposit or guarantee of deposit on behalf of another person. The deposit of Shares to the Company pursuant to any procedures described herein will constitute a representation by such Shareholder that (i) such Shareholder has a net long position in the Shares being deposited within the meaning of Rule 14e-4 and (ii) the deposit of such Shares complies with Rule 14e-4.
5. Withdrawal Rights
Except as otherwise provided in this Section, deposits of Shares pursuant to the Offer will be irrevocable. Shares deposited pursuant to the Offer may be withdrawn by the Shareholder (i) at any time prior to the Expiration Date, (ii) at any time if the Shares have not been taken up by the Company before actual receipt by the Depositary of an effective notice of withdrawal in respect of such Shares, or (iii) at any time if the Shares have been taken up but not paid for by the Company within three business days of being taken up.
For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received by the Depositary by the applicable date specified above at the place of deposit of the relevant Shares. Any such notice of withdrawal must be signed by or on behalf of the person who signed the Letter of Transmittal in respect of the Shares being withdrawn or, in the case of Shares tendered by a CDS participant through CDSX or a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Book-Entry Confirmation or Agent’s Message, or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares, and must specify the name of the person who deposited the Shares to be withdrawn, the name of the registered holder, if different from that of the person who deposited such Shares, and the number of Shares to be withdrawn. If the certificates for the Shares deposited pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the depositing Shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 4 of the Offer to Purchase – “Procedure for Depositing Shares”), except in the case of Shares deposited by an Eligible Institution. A withdrawal of Shares deposited pursuant to the Offer may only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a written or printed copy of a properly completed and executed notice of withdrawal.
A Shareholder who wishes to withdraw Shares under the Offer and who holds Shares through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such Shares under the Offer. Participants of CDS and DTC should contact such depository with respect to the withdrawal of Shares under the Offer.
All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

Any Shares properly withdrawn will thereafter be deemed not deposited for purposes of the Offer and withdrawals of tenders of Shares may not be rescinded. However, withdrawn Shares may be redeposited prior to the Expiration Date by again following the procedures described in Section 4 of the Offer to Purchase – “Procedure for Depositing Shares”.
If the Company extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all deposited Shares. The Company’s reservation is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. In the event of such retention, such Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as described in this Section 5.
6. Conditional Tender of Shares
Under certain circumstances and subject to the exceptions described above, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 14 of the Circular – “Income Tax Considerations”, the number of Shares to be purchased from a particular Shareholder may affect the U.S. federal income tax treatment of the purchase to the Shareholder and the Shareholder’s decision whether to tender.
The conditional tender alternative is made available for Shareholders seeking to take steps to have Shares sold pursuant to the Offer treated as a sale of such Shares by the Shareholder, rather than the payment of a dividend to the Shareholder, for U.S. federal income tax purposes. Accordingly, a Shareholder may tender Shares subject to the condition that all of the Shareholder’s shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any Shares so tendered are purchased. Any Shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. It is the tendering Shareholder’s responsibility to calculate the minimum number of Shares that must be purchased from the Shareholder in order for the Shareholder to qualify for sale (rather than dividend) treatment. Each Shareholder is urged to consult with his or her own tax advisor. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.
Any tendering Shareholders wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased if any are purchased. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any Shareholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (provided, for further clarity, that no revised proration of Successfully Deposited Shares will be required as a result of the withdrawal of conditional tenders in accordance with this paragraph). All Shares tendered by the Shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.
7. Certain Conditions Of The Offer
Notwithstanding any other provision of the Offer, the Company shall not be required to accept for purchase, to purchase or to pay for any Shares deposited, and may terminate or cancel the Offer or may postpone the payment for Shares deposited, if, at any time before the payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company’s sole judgment, in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:
(a)	there shall have been threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) seeking material damages or that otherwise, in the sole judgment of the Company, acting reasonably, has or may have a material adverse effect on the Shares or the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Company;

(b)	there shall have been threatened, taken or pending any action or proceeding or any approval withheld or any statute, law, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency in any jurisdiction or by any other person in any jurisdiction that, in the sole judgment of the Company, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer or make it inadvisable to proceed with the Offer;
(c)	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada or the United States, (iv) any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Company, acting reasonably, might affect the extension of credit by banks or other lending institutions, (v) any significant decrease in the market price of the Shares since the close of business on November 20, 2006, (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Company’s business, operations or prospects or the trading in, or value of, the Shares, or (vii) any decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the S&P 500 by an amount in excess of 10%, measured from the close of business on November 20, 2006;
(d)	there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, affairs, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, in the sole judgment of the Company, acting reasonably, has, have or may have material adverse significance with respect to the Company and its subsidiaries taken as a whole;
(e)	any take-over bid or tender or exchange offer with respect to some or all of the securities of the Company, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Company or any of its affiliates, other than the Offer, shall have been proposed, announced or made by any individual or entity;
(f)	the Company shall have determined, in its sole judgment, that the Purchase Price exceeds the fair market value of a Share as of the Expiration Date, determined without reference to the Offer;
(g)	the Company shall have concluded, in its sole judgment, acting reasonably, that the Offer or the taking up and payment for any or all of the Shares by the Company is illegal or not in compliance with applicable law, or that necessary exemptions or approvals under applicable securities legislation, including exemptions from the proportional take up and valuation requirements, are not available to the Company for the Offer and, if required under any such legislation, the Company shall not have received the necessary exemptions from or approvals or waivers of the appropriate courts or applicable securities regulatory authorities in respect of the Offer;
(h)	any changes shall have occurred or been proposed to the Income Tax Act (Canada) or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency that, in the sole judgment of the Company, acting reasonably, is detrimental to the Company or a Shareholder; or
(i)	the Company shall have concluded that the purchase of Shares pursuant to the Offer will constitute a “Rule 13e-3 transaction”, as such term is defined in Rule 13e-3 under the Exchange Act.
The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, acting reasonably, regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time prior to the Expiration Date. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 7 shall be final and binding on all parties.
Any waiver of a condition or the withdrawal of the Offer by the Company shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. The Company, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX, NASDAQ and the applicable Canadian and U.S. securities regulatory authorities. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Shares deposited under the Offer, and the Depositary will return all certificates for deposited Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.
8. Extension And Variation Of The Offer
Subject to applicable law, the Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 7 of this Offer to Purchase shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary. The Company shall cause the Depositary to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth in Section 12 of this Offer to Purchase – “Notice”. Promptly after giving notice of an extension or variation to the Depositary, the Company will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Toronto time), on the next business day after the last previously scheduled or announced expiration date) and provide or cause to be provided notice of such extension or variation to the TSX, NASDAQ and the applicable Canadian and U.S. securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.
Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer or a variation consisting solely of an increase in the consideration offered under the Offer where the Expiration Date is not extended for a period of greater than 10 business days), the period during which Shares may be deposited pursuant to the Offer shall not expire before 10 business days after the notice of variation has been given to holders of Shares unless otherwise permitted by applicable law. During any such extension or in the event of any variation, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Company in accordance with the terms of the Offer, subject to Section 5 of this Offer to Purchase – “Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Company of its rights in Section 7 of this Offer to Purchase – “Certain Conditions of the Offer”.
Notwithstanding the foregoing, except as required by applicable Canadian and U.S. securities legislation, the Offer may not be extended by the Company if all the terms and conditions of the Offer have been complied with (except those waived by the Company), unless the Company first takes up and pays for all Shares properly deposited under the Offer and not withdrawn.
The Company expressly reserves the right, in its sole discretion (i) to terminate the Offer and not take up and pay for any Shares not theretofore taken up and paid for upon the occurrence of any of the conditions specified in Section 7 of this Offer to Purchase – “Certain Conditions of the Offer”, and (ii) at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the aggregate number of Shares the Company may purchase or the range of prices it may pay pursuant to the Offer.
Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service, Canada Newswire.
If the Company makes a material change in the terms of the Offer or the information concerning the Offer, the Company will extend the time during which the Offer is open to the extent required under applicable Canadian and U.S. securities legislation.

9. Taking Up and Payment for Deposited Shares
Upon the terms and provisions of the Offer (including proration and the provisions relating to conditional tenders) and subject to and in accordance with applicable Canadian and U.S. securities laws, the Company will take up and pay for Shares properly deposited under the Offer in accordance with the terms thereof as soon as practicable after the Expiration Date, but in any event not later than 10 days after the Expiration Date, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived.
The Company reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares if any condition specified in Section 7 of this Offer to Purchase is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Company also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law.
In the event of proration of Shares deposited pursuant to the Offer, the Company will determine the proration factor and pay for those deposited Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately three business days after the Expiration Date.
Certificates for all Shares not purchased, including Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price, Shares not purchased due to proration, and Shares subject to conditional tenders where the condition has not been satisfied, will be returned (in the case of certificates representing Shares all of which are not purchased), or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing Shares of which less than all are purchased), as soon as practicable after the Expiration Date or termination of the Offer without expense to the depositing Shareholder.
The Company will pay for Shares taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary on the Purchase Price of the Shares purchased by the Company, regardless of any delay in making such payment or otherwise.
Depositing Shareholders will not be obligated to pay brokerage fees or commissions to the Company, the Dealer Manager or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Shares pursuant to the Offer. The Company will pay all fees and expenses of the Dealer Manager and the Depositary in connection with the Offer.
The Depositary will act as agent of persons who have properly deposited Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such persons. Receipt by the Depositary from the Company of payment for such Shares will be deemed to constitute receipt of payment by persons depositing Shares.
The settlement with each Shareholder who has deposited Shares under the Offer will be effected by the Depositary by forwarding a cheque, payable in U.S. funds, representing the cash payment for such Shareholder’s Shares taken up under the Offer. The cheque will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing Box E – “Special Payment Instructions” in such Letter of Transmittal. Unless the depositing Shareholder instructs the Depositary to hold the cheque for pick-up by checking Box G – “Hold For Pick-Up” in the Letter of Transmittal, the cheque will be forwarded by first class mail, postage prepaid, to the payee at the address specified in the Letter of Transmittal. If no such address is specified, the cheque will be sent to the address of the depositing Shareholder as it appears in the registers maintained in respect of the Shares. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.
10. Payment in the Event of Mail Service Interruption
Notwithstanding the provisions of the Offer, cheques in payment for Shares purchased under the Offer and certificates for any Shares to be returned will not be mailed if the Company determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the deposited certificates for the Shares were delivered until the Company has determined that delivery by mail will no longer be delayed. The Company will provide notice, in accordance with Section 12 of this Offer to Purchase, of any determination not to mail under this Section as soon as reasonably practicable after such determination is made.

11. Liens and Dividends
Shares acquired pursuant to the Offer shall be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date upon which the Shares are taken up and paid for under the Offer shall be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that dividend, whether or not such Shareholder deposits Shares pursuant to the Offer.
12. Notice
Without limiting any other lawful means of giving notice, any notice to be given by the Company or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Shares at their respective addresses as shown on the share registers maintained in respect of the Shares and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Company will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Company or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail, in a French language daily newspaper of general circulation in Montréal, and in The Wall Street Journal.
13. Other Terms
No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Company other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Company.
The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
The Company, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares. The Offer is not being made to, and deposits of Shares will not be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Shareholders in any such jurisdiction.
The accompanying Circular, together with this Offer to Purchase and any material incorporated by reference herein, constitutes the issuer bid circular required under Canadian securities legislation and the tender offer information required to be delivered to securityholders under U.S. securities legislation applicable to the Company with respect to the Offer.

The accompanying Circular contains additional information relating to the Company and the Offer and the Company urges you to read it and the Letter of Transmittal.
DATED this 20th day of November, 2006,
at Toronto, Ontario.

ENVOY COMMUNICATIONS GROUP INC.

By:	Geoffrey B. Genovese
President and Chief Executive Officer

CIRCULAR
This Circular is being furnished in connection with the offer by the Company to purchase for cash up to 7,000,000 of its Shares at a Purchase Price of not less than $2.55 per Share or more than $2.70 per Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase, Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.
1. Envoy Communications Group Inc.
Envoy Communications Group Inc. (the “Company”), through its wholly-owned subsidiary, Watt International Inc. (“Watt International”), is an international consumer and retail branding company. Through its subsidiary Envoy Capital Group, the Company also carries on a merchant banking business. The principal place of business of the Company is located at 172 John Street, Toronto, Canada M5T 1X5. The Company’s telephone number is (416) 593-1212 and facsimile number is (416) 593-4434. The Company’s website is www.envoy.to.
The Company was incorporated under the laws of the Province of British Columbia as “Potential Mines Ltd.” in December 1973 and was continued under the laws of the Province of Ontario, Canada in December 1997. Since December 1997, the Company shifted the nature of its business to providing marketing, communications and consumer and retail branding services for promoting clients’ products, services and business messages utilizing such media as print, broadcast and the Internet. The Company has grown, in large part, through strategic acquisitions. Certain material acquisitions by the Company are described below.
The Company conducts its branding services through its wholly-owned subsidiary, Watt International, one of the world’s largest brand strategy and design consultancies. Located in Toronto, Canada, Watt International’s clients include The Great Atlantic & Pacific Tea Company, Carulla Vivero S.A., Cencosud S.A., Cott Beverages Ltd., Coop Norden Famous Players Ltd., Giant Food Inc., Gigante, Longs Drug Store Corporation, Kraft Foods Inc., Safeway Brands Inc., Sobeys Inc., Sports Authority, Smart &Final Stores Corporation, Walgreen Co., and Wal-Mart Stores Inc.
The Company acquired Watt International effective May 1, 1999, in a transaction pursuant to which the Company acquired the operations, substantially all of the assets and certain of the liabilities of The Watt Design Group Inc., a Toronto-based provider of design, packaging, retail environments and marketing identity services to retailers. Effective as of January 1, 2001, the Company acquired The International Design Group (Canada) Inc., (“IDG”) a Toronto-based retail planning and design firm. IDG was amalgamated with Watt International effective September 30, 2001.
On January 19, 2006, the Company announced that its Board of Directors approved the launch of Envoy Capital Group. Envoy Capital Group is a merchant banking organization that focuses on providing financial services as well as equity and debt capital to small and mid-cap companies. The Company capitalized this new division with an investment of approximately Cdn$35 million. Envoy Capital Group’s primary objective is to provide asset backed bridge loans of between Cdn$500,000 and Cdn$3,000,000 to private and publicly listed companies engaged in professional and marketing services, media, manufacturing and real estate development. It complements its bridge loan business by making equity investments in emerging companies, as well as providing corporate financial services. Envoy Capital Group’s investment strategy is to generate both yield and growth in a tax-efficient manner, while preserving capital. Envoy Capital Group’s goal is to deliver superior returns on a consistent basis and to create value for its shareholders.
On September 15, 2006, the Company announced the completion of the sale of its United Kingdom subsidiaries, ECG Holdings (UK) Limited, Watt Gilchrist Limited and Parker Williams Design Limited, for a sale price of Cdn$27 million.
Additional Information. The Company is subject to the informational reporting requirements of applicable Canadian provincial securities legislation, the Exchange Act, and the rules, policies and guidelines of the TSX and NASDAQ and in accordance therewith files reports and other information with Canadian provincial securities regulators, the SEC, the TSX and NASDAQ. As a “foreign private issuer” under the Exchange Act, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements (which are prepared in accordance with applicable Canadian provincial securities legislation), and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Company is not required to publish financial statements as frequently or as promptly as U.S. companies.

The Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4(c)(2) thereunder. The Offer, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO and its exhibits.
Shareholders may read and copy any document that the Company files with, or furnishes to, the SEC (including the Company’s Schedule TO relating to the Offer) at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Shareholders may also obtain copies of such documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that the Company files or furnishes electronically with it. Shareholders may access documents filed with Canadian provincial securities regulators through the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.
Incorporation By Reference. The Company is incorporating by reference into this Circular information it has filed with the SEC and/or Canadian provincial securities regulators, which means that it can disclose important information to you by referring you to those documents. The documents that the Company has filed with, or furnished to, the SEC and the Canadian provincial securities regulators that are incorporated by reference into this Circular are:
•	The Company’s Annual Report on Form 20-F for the year ended September 30, 2005, filed with the SEC on December 29, 2005;
•	The Company’s unaudited consolidated financial statements for the three-month period, three- and six-month periods, and three- and nine-month periods ended December 31, 2005, March 31, 2006 and June 30, 2006, respectively;
•	The Company’s Management Discussion and Analysis of financial condition and results of operations for the three-month period, three- and six-month periods, and three- and nine-month periods ended December 31, 2005, March 31, 2006 and June 30, 2006, respectively;
•	The Company’s Material Change Report dated September 21, 2006; and
•	The Company’s Management Proxy Circular dated February 22, 2006 regarding the Company’s annual meeting of shareholders held on March 28, 2006, excluding the sections “Report on Executive Compensation”, “Corporate Governance Disclosure” and “Performance Graph”.
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Offer to Purchase and prior to the Expiration Date or termination of the Offer are incorporated by reference into this Circular and form part of this Circular from the date of filing or furnishing of these documents. Any documents that the Company furnishes to the SEC on Form 6-K subsequent to the date of the Offer to Purchase and prior to the Expiration Date for the Offer will be incorporated by reference into this Circular only to the extent specifically set forth in the Form 6-K.
Any statement contained in a document that is incorporated by reference into this Circular will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Circular, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.
Upon request, the Company will provide, without charge, to each person who receives the Offer, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to the Company at 172 John Street, Toronto, Canada M5T 1X5 (Telephone: (416) 593-1212), Attention: Investor Relations. The documents may also be obtained in the manner described above under “—Additional Information”.
Presentation of Financial Information and Exchange Rate Data. The Company’s consolidated financial statements are reported in Canadian dollars and have been prepared in accordance with generally accepted accounting principles in Canada. To the extent applicable to the Company’s consolidated financial statements, these principles conform in all material respects with generally accepted accounting principles in the United States, except as described in note 24 to the Company’s audited consolidated financial statements, which are included in its Annual Report on Form 20-F for fiscal 2005.
All dollar references in the Offer and the Circular are in U.S. dollars, and all dollar references in the documents incorporated by reference herein are in Canadian dollars, in each case except where otherwise indicated. In this

Circular and the Offer, references to “$” or “US$” are to United States dollars, and references to “Cdn$” are to Canadian dollars. The following table sets forth, for each period indicated, the low and high exchange rates for United States dollars expressed in Canadian dollars and, in the case of yearly data, the average of such exchange rates on the last day of each month during such period, based on the Noon Buying Rate:

Monthly Data			Yearly Data
	High	Low		High	Low	Average Rate
Month	(Cdn$)	(Cdn$)	Year	(Cdn$)	(Cdn$)	(Cdn$)
November 2006 (to Nov. 16)	1.1401	1.1275	2006 (to Nov. 16)	1.1726	1.0989	1.1321
October 2006	1.1384	1.1154	2005	1.2703	1.1507	1.2115
September 2006	1.1272	1.1052	2004	1.3970	1.1775	1.3017
August 2006	1.1312	1.1066	2003	1.5750	1.2923	1.4008
July 2006	1.1415	1.1112	2002	1.6128	1.5108	1.5704
June 2006	1.1241	1.0991
May 2006	1.1232	1.0989
On November 16, 2006, the Noon Buying Rate was $1.00 = Cdn$1.1401.
2. Authorized Capital
The authorized capital of the Company consists of 40,000,000 common shares without par value, of which as at November 20, 2006, 19,421,415 common shares were issued and outstanding.
On January 21, 2005, the Company announced the consolidation of its common shares on the basis of one new Share for every five common shares outstanding. The share consolidation affected all common shares, warrants and stock options of the Company outstanding on the effective date of February 10, 2005. The number of common shares of the Company outstanding prior to consolidation was 112,539,318 and post-consolidation was 22,507,864. All references to “Shares” in the Offer to Purchase and this Circular refer to common shares of the Company following such consolidation and all amounts related to periods prior to February 10, 2005 have been adjusted to account for such consolidation.
As of November 20, 2006, the Company also had outstanding 5,526,317 transferable common share purchase warrants (“Warrants”). Following the consolidation described above, each five whole Warrants entitle the holder thereof, through February 20, 2009, to purchase one Share at a price of Cdn$9.00 per Share.
3. Purpose and Effect of the Offer
The Board of Directors of the Company believes that the Shares have been trading in price ranges that do not fully reflect the value of the Company’s business and future prospects, and that, accordingly, the purchase of Shares under the Offer represents an effective use of the Company’s financial resources and is in the best interests of the Company and its Shareholders. All Shares purchased under the Offer will be restored to the status of authorized but unissued Shares. In considering whether the Offer would be in the best interests of the Company and its Shareholders, the Board of Directors gave careful consideration to a number of factors, including the following:
(a)	that the recent trading price range of the Shares is not considered to be fully reflective of the value of the Company’s business and future prospects, consequently the repurchase of Shares represents an attractive investment and an appropriate and desirable use of available funds;
(b)	the positive impact that the purchase of 7,000,000 Shares would have on the Company’s earnings and cash flow calculated on a per Share basis;
(c)	the advice of the Company’s financial advisor, Canaccord Capital Corporation, in respect of the Offer;
(d)	after giving effect to the Offer, the Company will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offer is not expected to preclude the Company from pursuing its foreseeable business opportunities or the future growth of the Company’s business;
(e)	the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Company;
(f)	the deposit of Shares under the Offer is optional, the option is available to all Shareholders, and all Shareholders are free to accept or reject the Offer;

(g)	the Offer provides Shareholders who are considering the sale of all or a portion of their Shares with the opportunity to determine the price at which they are willing to sell their Shares if such Shares are deposited pursuant to an Auction Tender or the opportunity to deposit their Shares without specifying a price if such Shares are deposited pursuant to a Purchase Price Tender and, if any such Shares are purchased pursuant to the Offer, to sell such Shares for cash without the usual transaction costs associated with market sales;
(h) the Offer is not conditional on any minimum number of Shares being deposited;
(i)	Shareholders who do not deposit their Shares under the Offer will realize a proportionate increase in their equity interest in the Company to the extent that Shares are purchased by the Company pursuant to the Offer; and
(j)	whether it would be reasonable to conclude that, following the completion of the Offer, there will be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer (see “Liquidity of Market” below).
Notwithstanding the foregoing considerations, before making any decision to tender or not tender Shares to the Offer, Shareholders should carefully consider the risks associated with the Company’s business, including the risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 20-F, as filed with the SEC on December 29, 2005.
The Board of Directors has approved the making of the Offer, the pricing of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.
Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring any Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer. Subject to applicable law, the Company may in the future purchase additional Shares in the future on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company’s business and financial position, the results of the Offer and general economic and market conditions.
Neither the Company nor its Board of Directors makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing any or all of such Shareholder’s Shares. No person has been authorized to make any such recommendation. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to deposit Shares and, if so, how many Shares to deposit and, in the case of Auction Tenders, at what price or prices. Shareholders should carefully consider the income tax consequences of accepting the Offer. See Section 14 of this Circular – “Income Tax Considerations”.
Liquidity of Market
The Company is relying on discretionary exemptive relief orders from the requirement in Ontario Securities Commission Rule 61-501 (“OSC Rule 61- 501”), Québec Autorité des marchés financiers Regulation Q-27 (“AMF Regulation Q-27”), and the laws of certain other Provinces of Canada to obtain a formal valuation applicable to the Offer, conditional upon, among other things, having obtained a liquidity opinion from a qualified person or company who is independent of the Company. Accordingly, pursuant to the discretionary exemptive relief orders obtained by the Company, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer or have been waived by such regulatory authorities.
The Company has received a liquidity opinion of Raymond James Ltd. to the effect that a liquid market for the Shares exists as of September 15, 2006 (being the date on which the Offer was publicly announced) and that it is reasonable to conclude that, following the completion of the Offer (including any increase in the number of Shares proposed to be purchased under the Offer, up to a maximum of 10,000,000 common shares of the Company), there will be a market for beneficial owners of Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the liquidity opinion of Raymond James Ltd. is attached hereto as Schedule A, and this summary of the opinion is qualified in its entirety by reference thereto.
Based on the liquidity opinion of Raymond James Ltd., the Company determined that it is reasonable to conclude that, following the completion of the Offer, there will be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.
Credentials of Raymond James Ltd. and Relationships with Interested Parties. In its liquidity opinion, Raymond James Ltd. has represented that it is the Canadian arm of Raymond James Financial, Inc., which represents the eighth largest network of financial advisors in the United States with approximately 5,000 investment advisors and more than 8,000 total employees; and that it is registered in all Canadian provinces and has a national client base.
In its liquidity opinion, Raymond James Ltd. has represented as follows:
(a)	Neither Raymond James Ltd. nor any of its affiliated entities is an insider, issuer insider, associated entity or affiliated entity (as those terms are defined for the purposes of OSC Rule 61-501 and AMF Regulation Q-27) of the Company or any of its associates or affiliates. Neither Raymond James Ltd. nor any of its affiliated entities has been engaged to act as an advisor to the Company in respect of the Offer, or in the past 24 months, to act as a lead or co-lead underwriter of a distribution of securities of the Company or any of its associates or affiliates. Raymond James Ltd. is not a manager or co-manager of a soliciting dealer group formed in respect of the Offer (or a member of such a group performing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to other members of the group).
(b)	In the past two years, Raymond James Ltd. has not been engaged to provide a valuation or financial advisory services of the Company or any of its associates or affiliates. The fees paid to Raymond James Ltd. in connection with the mandates outlined above, together with the fees payable to Raymond James Ltd. pursuant to its engagement in connection with the Offer, are not financially material to Raymond James Ltd. Moreover, the compensation of Raymond James Ltd. pursuant to its engagement in connection with the Offer does not depend in whole or in part on an agreement, arrangement or understanding that gives Raymond James Ltd. a financial incentive in respect of the conclusions reached in the opinion or the outcome of the Offer. No understandings or agreements exist between Raymond James Ltd. and either the Company or any or any of its associates or affiliates with respect to future business.
(c)	Raymond James Ltd. may, in the future, in the ordinary course of its business, perform valuation, financial advisory or investment banking services for the Company or any of its associates or affiliates. Raymond James Ltd. acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had, and may in the future have, positions in the securities of the Company or its associates or affiliates and, from time to time, may have executed, or may execute, transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Raymond James Ltd. conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company or its associates or affiliates or the Offer.
In its liquidity opinion, Raymond James Ltd. has indicated that it is of the view that it is independent of the Company and other interested parties within the meaning of OSC Rule 61-501 and AMF Regulation Q-27. Based on Raymond James Ltd.’s representations in its liquidity opinion as to its qualifications and independence, the Company has determined that Raymond James Ltd. is independent and qualified to provide the liquidity opinion.
Additional U.S. Securities Law Considerations. The Shares are registered under Section 12(g) of the Exchange Act and are quoted on NASDAQ. As of November 20, 2006, the Shares were held of record by less than 300 persons. Because the number of Share record holders is and will be less than 300 persons prior to the consummation of the Offer, the Offer will not cause such class of securities to be held by less than 300 persons, and therefore will not constitute a “going private transaction” pursuant to Rule 13e-3 under the Exchange Act. The Company has no present intention of deregistering the Shares under the Exchange Act or delisting the Shares from NASDAQ.
The Shares are currently “margin securities” under the rules of the U.S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for the purposes of the U.S. Federal Reserve Board’s margin regulations.
4. Financial Statements
The audited annual consolidated financial statements of the Company for the year ended September 30, 2005 and the unaudited interim consolidated financial statements of the Company for the nine-month period ended June 30, 2006 have previously been mailed to Shareholders. The unaudited financial results of the Company for the year and fourth quarter ended September 30, 2006 are expected to be announced to the public by way of press release on or about December 20, 2006 and a copy of that press release will be available on the SEDAR web site at www.sedar.com, and on the SEC’s website under cover of a report on Form 6-K at www.sec.gov. Shareholders may obtain copies of available financial statements, without charge, upon request to the Company at 172 John Street, Toronto, Canada M5T 1X5 (Telephone: (416) 593-1212), Attention: Investor Relations.
5. Price Range of Shares
The Shares are listed on the TSX and quoted on NASDAQ under the symbol “ECG” and “ECGI”, respectively.
The following table sets forth the high and low closing prices per Share and the volumes of Shares traded on the TSX and NASDAQ, respectively, as compiled from published financial sources for each month and fiscal quarter of the Company since June 2004:

		TSX			NASDAQ
	High	Low		High	Low
Month	(Cdn$)	(Cdn$)	Volume	($)	($)	Volume
June 2004	4.15	3.20	262,420	3.05	2.40	14,956,420
Q3 2004	6.70	3.20	1,413,320	5.00	2.40	51,922,140

July 2004	4.05	3.10	84,280	3.05	2.40	9,792,940
August 2004	3.30	2.45	142,880	2.90	1.90	8,546,220
September 2004	2.90	2.55	124,280	2.25	2.00	8,048,900
Q4 2004	4.05	2.45	351,240	3.05	1.90	26,388,060

October 2004	2.65	2.30	88,300	2.10	1.85	4,712,860
November 2004	4.25	2.35	322,500	3.55	1.95	15,475,480
December 2004	4.15	3.15	189,080	3.50	2.55	21,616,900
Q1 2005	4.25	2.30	599,880	3.55	1.85	41,805,240

January 2005	3.65	2.75	77,720	3.00	2.20	7,621,820
February 2005	3.65	2.75	735,940	2.95	2.25	8,495,720
March 2005	3.33	2.67	485,300	2.69	2.25	2,963,300
Q2 2005	3.65	2.67	1,298,960	3.00	2.20	19,080,840

April 2005	2.86	2.42	528,800	2.32	1.92	3,239,900
May 2005	2.75	2.50	226,200	2.22	2.01	2,307,600
June 2005	2.61	2.46	217,000	2.11	2.00	1,844,900
Q3 2005	2.86	2.42	972,000	2.32	1.92	7,122,400

July 2005	2.76	2.42	292,000	2.27	2.00	2,165,100
August 2005	3.08	2.66	428,600	2.53	2.20	3,689,600
September 2005	2.71	2.42	321,500	2.28	2.05	1,656,500
Q4 2005	3.08	2.42	1,042,100	2.53	2.00	7,511,200

October 2005	2.46	2.14	280,100	2.07	1.82	1,885,000
November 2005	2.16	1.67	339,200	1.82	1.47	2,801,400
December 2005	1.88	1.67	1,579,900	1.59	1.42	7,072,900
Q1 2006	2.46	1.67	2,199,200	2.07	1.42	11,759,300

January 2006	1.77	1.66	743,600	1.54	1.43	2,520,100
February 2006	1.82	1.67	474,500	1.58	1.45	1,913,800
March 2006	1.93	1.72	620,600	1.70	1.49	2,653,200
Q2 2006	1.93	1.66	1,838,700	1.70	1.43	7,087,100

April 2006	1.80	1.64	512,600	1.56	1.45	1,580,100
May 2006	1.77	1.65	540,800	1.58	1.51	2,499,100
June 2006	1.79	1.67	630,700	1.62	1.51	1,453,700
Q3 2006	1.80	1.64	1,684,100	1.62	1.45	5,532,900

July 2006	1.78	1.65	179,800	1.62	1.46	1,097,500
August 2006	1.75	1.54	235,700	1.54	1.36	1,387,200
September 2006	2.56	1.69	777,600	2.31	1.52	4,122,500
Q4 2006	2.56	1.54	1,193,100	2.31	1.36	6,607,200

		TSX			NASDAQ
	High	Low		High	Low
Month	(Cdn$)	(Cdn$)	Volume	($)	($)	Volume
October 2006	2.75	2.42	227,500	2.48	2.15	1,709,300
November 2006 (through Nov. 16)	2.80	2.57	106,980	2.47	2.26	781,770
On September 14, 2006, the last full trading day prior to the date of the announcement by the Company of the approval of its Board of Directors of the Offer, the closing price of the Shares on the TSX and NASDAQ was Cdn$1.98 and $1.76, respectively. On November 16, 2006, the second last full trading day before the date of the Offer to Purchase, the last reported sale price of our Shares on the TSX was Cdn$2.74 per Share and on NASDAQ was $2.42 per Share.
Shareholders are urged to obtain current market quotations for the Shares.
6. Dividend Policy
The Company has not declared or paid any dividends to date on its common shares. The Company will consider paying dividends on the Shares in the future provided that any future determination to pay cash dividends will be at the discretion of the Board of Directors of the Company and will depend upon the Company’s financial condition, results of operations, capital requirements and such other factors as the Board of Directors of the Company deem relevant.
7. Previous Distributions and Purchases of Securities
Previous Distribution of Shares. During the five years preceding the Offer, the Company has completed the following distributions of Shares:
Public Offerings. On February 20, 2004, the Company issued 26,315,800 units (the “First Units”) at Cdn$1.33 per First Unit, each First Unit consisting of one pre-consolidation common share of the Company and one-half of one Warrant. On March 3, 2004, pursuant to the exercise of the over-allotment option issued in connection with the Company’s offering of the First Units, the Company issued an additional 3,947,370 First Units. The total number of First Units issued by the Company was 30,263,170, for total gross proceeds of Cdn$40,250,016.
On May 12, 2004, the Company issued 25,000,000 units (the “Second Units”) at Cdn$1.05 per Second Unit, each Second Unit consisting of one pre-consolidation common share of the Company and one-half of one Warrant. The total gross proceeds from the offering were Cdn$26,250,000.
Shares Issued Upon Conversion of Convertible Debentures. In April 2003, as part of the renegotiation of the debt facility existing at that time, the Company amended the terms of its debentures issued on April 29, 2002 and September 12, 2002, providing that such debentures would be convertible into pre-consolidation common shares of the Company at a price of Cdn$0.75 each, for a total of 5,066,667 pre-consolidation common shares. On April 24, 2003, the Company issued Cdn$2,000,000 in 10% convertible debentures as part of its refinancing plan. These debentures were also convertible into pre-consolidation common shares of the Company at a price of Cdn$0.75 each, for a total of 2,666,667 pre-consolidation common shares.
During fiscal 2004 and fiscal 2003, the Company issued 5,853,333 pre-consolidation common shares and 1,880,000 pre-consolidation common shares, respectively, upon conversion of such debentures.
Shares Issued Upon the Exercise of Stock Options. The table below indicates the number of Shares that were issued by the Company during the five fiscal years ended September 30, 2002 to 2006, and from October 1, 2006 up to the date preceding the date of the Offer upon the exercise of stock options.

			Aggregate Proceeds
		Average Exercise Price per	Received
		Share	by Company
Fiscal Year	Number of Shares Issued	(Cdn$)	(Cdn$)
2007(up to November 20)	Nil	N/A	N/A
2006	20,000	1.25	25,000
2005	38,334	1.25	47,917
2004	115,667	1.94	224,852
2003	388,334	0.28	109,084
2002	Nil	N/A	N/A

Previous Purchases of Shares. On August 19, 2005, the Company announced its intention to purchase up to 2,013,702 Shares, representing approximately 10% of its then outstanding Shares, through the facilities of the TSX and NASDAQ over the following 12 months under a normal course issuer bid. The Company repurchased 2,013,182 Shares pursuant to the normal course issuer bid at an average purchase price of Cdn$1.96 per Share.
On August 26, 2004, the Company announced its intention to purchase up to 10% of its then outstanding Shares, through the facilities of the TSX and NASDAQ over the following 12 months under a normal course issuer bid. During this period, pursuant to such normal course issuer bid, the Company repurchased and cancelled 2,314,776 Shares at an average purchase price of Cdn$3.05 per Share.
8. Interest of Directors and Officers and Transactions and Arrangements Concerning Shares
Interest of Directors and Officers. Except as set forth in the Offer, neither the Company nor, to the Company’s knowledge, any of its officers or directors or any of the officers or directors of its subsidiaries, is a party to any contract, arrangement or understanding, formal or informal, with any securityholder relating, directly or indirectly, to the Offer or with any other person or company with respect to any securities of the Company in relation to the Offer, nor are there any contracts or arrangements made or proposed to be made between the Company and any of its directors or officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offer is successful.
Except as disclosed herein, neither the Company nor, to the Company’s knowledge, any of its officers or directors has current plans or proposals which relate to, or would result in, any extraordinary corporate transaction involving the Company, such as a merger, a reorganization, a liquidation, the purchase, sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Company from time to time may consider various acquisition or divestiture opportunities), any material change in its present Board of Directors or management, any material change in its indebtedness, dividend policy or capitalization, any other material change in its business or corporate structure, any change in its Articles, By-laws or other governing instruments or other actions that could impede the acquisition of control of the Company, any class of equity securities of the Company to be delisted from a national securities exchange, the acquisition by any person of additional securities of the Company or the disposition of securities of the Company, or any actions similar to any of the foregoing.
As of November 20, 2006, the Shares were held of record by less than 300 persons. Because the number of Share record holders is and will be less than 300 persons prior to the consummation of the Offer, the Offer will not cause this class of securities to be held by less than 300 persons, and therefore will not constitute a “going private transaction” pursuant to Rule 13e-3 under the Exchange Act. The Company has no present intention of deregistering the Shares under the Exchange Act or delisting the Shares from NASDAQ.
Ownership of the Shares of the Company. To the knowledge of the Company, after reasonable inquiry, the following table indicates, as at November 20, 2006 except as otherwise indicated, the number of securities of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director and officer of the Company and their respective associates and each person or company acting jointly or in concert with the Company and each person holding more than 10% of any class of equity securities of the Company, and neither the Company nor any of the Company’s executive officers, directors, associates, subsidiaries, or executive officers or directors of the Company’s subsidiaries have effected any transaction in the Shares of the Company during the 60 days prior to November 20, 2006:

				% of	No. of
			% of	Outstanding	Options to	% of
	Relationship with	No. of	Outstanding	Shares after	Acquire	Outstanding
Name (1)	Company	Shares	Shares	the Offer (2)	Shares	Options
Geoff Genovese	Director, Chairman of the Board, President and Chief Executive Officer	437,051	2.2503	3.8266	80,000	27.2526
Hugh Aird	Director	1,000	0.0051	0.0106	19,000	6.4725
John H. Bailey	Director, Executive Vice President and Secretary	45,518	0.2344	0.4831	44,000	14.9889

				% of	No. of
			% of	Outstanding	Options to	% of
	Relationship with	No. of	Outstanding	Shares after	Acquire	Outstanding
Name (1)	Company	Shares	Shares	the Offer (2)	Shares	Options
David Hull	Director	30,700	0.1581	0.3248	44,000	14.9889
David Parkes	Director	10,000	0.0515	0.1061	15,000	5.1099
Joseph L. Leeder	Chief Financial Officer	Nil	Nil	Nil	Nil	Nil
Patrick Rodmell	Managing Director, Watt International Inc.	Nil	Nil	Nil	29,833	10.1628
Catalyst Financial LLC (3)	10%+ Shareholder	1,978,000	10.18	17.32	Nil	Nil

Notes:

1.	The business address and business telephone number of each director and officer listed above is c/o Envoy Communications Group Inc., 172 John Street, Toronto, Canada, M5T 1X5, (416) 593-4434.

2.	Assuming the maximum number of Shares are purchased under the Offer and no options or Warrants are exercised prior to the completion of the Offer.

3.	Information as to the holdings of Catalyst Financial LLC is based solely on the early warning report filed by Catalyst Financial LLC on October 20, 2006.
As of November 20, 2006, all directors and senior officers of the Company as a group beneficially owned or exercised control or direction over an aggregate of 524,269 Shares or approximately 2.70% of the outstanding Shares. To the knowledge of the Company and the directors and officers of the Company and based on publicly available information, other than Catalyst Financial LLC, Catalyst Fund GP, LLC, Catalyst Financial LLC Profit Sharing Plan F/B/O Steven and Kimberly Bronson and Steven and Kimberly Bronson, which collectively held 1,978,000 Shares or approximately 10.18% of the outstanding Shares as of October 20, 2006, no shareholder currently beneficially owns or exercises control or direction over more than 10% of the Shares.
9. Commitments to Acquire Shares
The Company has no commitments to purchase Shares, other than pursuant to the Offer. To the knowledge of the Company, after reasonable inquiry, no person or company named under “Interest of Directors and Officers and Transactions and Arrangements Concerning Shares – Ownership of the Shares of the Company” has any commitment to acquire Shares.
10. Benefits from the Offer
No person or company named under “Interest of Directors and Officers and Transactions and Arrangements Concerning Shares – Ownership of the Shares of the Company” will receive any direct or indirect benefit from accepting or refusing to accept the Offer.
11. Material Changes in the Affairs of the Company
Except as described or referred to in the Offer, the directors and officers of the Company are not aware of any plans or proposals for material changes in the affairs of the Company, or of any material changes that have occurred since September 15, 2006.
12. Intention to Deposit Shares
To the knowledge of management of the Company after reasonable inquiry, no person named in the table under “Interest of Directors and Officers and Transactions and Arrangements Concerning Shares” intends to deposit Shares under the Offer.
13. Prior Valuations
To the knowledge of the directors and officers of the Company, no valuations regarding the Company or its material assets have been prepared within the two years preceding the date hereof.

14. Income Tax Considerations
The summary in this Section 14 is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Shareholder and no representation is made with respect to the income tax consequences to any particular Shareholder. Due to the general nature of this summary, the income tax consequences described below may not apply to certain taxpayers, such as financial institutions, who may have their own unique income tax concerns. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances.
Certain Canadian Federal Income Tax Considerations
The following general summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to a sale of Shares pursuant to the Offer by a Shareholder who holds such Shares as capital property, is not affiliated with the Company and deals at arm’s length with the Company, all within the meaning of the Tax Act. This summary is not applicable to a Shareholder which is a “financial institution” as defined in the Tax Act for purposes of the mark-to-market rules.
Depending upon all of the circumstances, including the date of issue of a Share, the date of acquisition of a Share by a Shareholder that is a “specified financial institution” or a “restricted financial institution” for the purposes of the Tax Act and the extent of holdings of Shares by such a Shareholder and persons with whom the Shareholder does not deal at arm’s length, the Offer may cause a Share to be treated as a “term preferred share” for the purposes of the Tax Act in respect of the sale of the Share to the Company pursuant to the Offer. This summary is not applicable to Shareholders that are “specified financial institutions” or “restricted financial institutions” for the purposes of the Tax Act and such Shareholders should consult their own tax advisors with respect to their particular circumstances and should refer to all the terms of the Offer and all the information in this Circular.
This summary is based on the provisions of the Tax Act as of the date hereof, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof, and the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary is not exhaustive of all Canadian federal income tax considerations. Except as referred to above, this summary does not take into account or anticipate changes in income tax law or administrative policy or assessing practice, nor does it take into account provincial, territorial or foreign tax considerations, which considerations may differ significantly from those discussed herein.
For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Shares (including adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars, such as the Purchase Price, must be converted into Canadian dollars based on the prevailing U.S. dollar exchange rate, generally at the time such amounts arise.
The summary below assumes that the sale of Shares to the Company pursuant to the Offer will not result in a deemed dividend under the Tax Act. A dividend will be deemed to have been paid to the extent that the Canadian dollar equivalent of the Purchase Price per Share on the date upon which the Shares are purchased by the Company pursuant to the Offer exceeds the paid-up capital per Share. The Company estimates that the paid-up capital per Share is Cdn$4.27. Using the current rate of exchange on November 20, 2006 between the Canadian dollar and the U.S. dollar of Cdn$1.1401 for $1.00, the paid-up capital per Share would exceed the Purchase Price to be paid by the Company for each Share. Thus, the Company expects that no deemed dividend for purposes of the Tax Act will arise on the purchase of the Shares by the Company.
This summary assumes that at all relevant times the Shares will be listed on a prescribed stock exchange for purposes of the Tax Act (which currently includes the TSX).
Residents of Canada
This part of the summary applies to Shareholders who are resident or deemed to be resident in Canada for purposes of the Tax Act and any relevant treaty or convention.
Individual Shareholders Resident in Canada. Individual Shareholders who sell their Shares to the Company pursuant to the Offer will be considered to have disposed of each of their Shares for proceeds of disposition equal to the Canadian dollar equivalent of the Purchase Price per Share on the date upon which the Shares are purchased by the Company pursuant to the Offer. The Shareholder will realize a capital loss (gain) on disposition of the Shares equal to the amount by which the Shareholder’s proceeds of disposition, net of any reasonable costs of disposition, are less than (or exceed) the adjusted cost base to the Shareholder of the Shares sold to the Company pursuant to the Offer. Under the Tax Act, one-half of any capital loss (gain) realized by a Shareholder represents an allowable capital loss (taxable capital gain). A taxable capital gain must be included in the Shareholder’s income. Allowable capital losses may be deducted only against taxable capital gains in the year in which such allowable capital losses are realized subject to and in accordance with the provisions of the Tax Act. Any remaining allowable capital losses may generally be applied to reduce taxable capital gains realized by the Shareholder in the three preceding and in all subsequent tax years subject to and in accordance with the provisions of the Tax Act in that regard.
An individual Shareholder (other than a trust) who has realized a capital loss on the sale of Shares pursuant to the Offer could have all or a portion of that loss denied under the “superficial loss” rules of the Tax Act. This would happen if the individual Shareholder or a person affiliated with the Shareholder has acquired additional Shares in a period beginning 30 days before the sale of Shares pursuant to the Offer and ending 30 days after the sale of Shares pursuant to the Offer and such additional Shares are owned by such Shareholder or person affiliated with such Shareholder at the end of such period. If these rules apply, all or a portion of the loss realized is deemed to be nil and the amount of the loss denied is added to the cost of the additional Shares purchased. Trusts are subject to similar loss denial rules in such circumstances. The loss denied to a trust may only be utilized as allowed under the Tax Act. Shareholders are urged to consult with their own tax advisors with respect to the “superficial loss” rules.
If the Shareholder is a trust under which a corporation is a beneficiary, the amount of any such capital loss otherwise determined will be reduced by the amount of dividends or deemed dividends received on the Shares to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a partnership or a trust is a beneficiary of a trust or such a trust is a member of a partnership that disposes of Shares pursuant to the Offer.
Individual Shareholders (including certain trusts) who realize a capital gain as a result of a sale of Shares under the Offer should consult their own tax advisors with respect to the “alternative minimum tax” rules set out in the Tax Act.
Corporate Shareholders Resident in Canada. Corporate shareholders who sell their Shares to the Company pursuant to the Offer will be considered to have disposed of each of their Shares for proceeds of disposition equal to the Canadian dollar equivalent of the Purchase Price per Share on the date upon which the Shares are purchased by the Company pursuant to the Offer.
The Shareholder will realize a capital loss (gain) on disposition of the Shares equal to the amount by which the Shareholder’s proceeds of disposition, net of any reasonable costs of disposition, are less than (or exceed) the adjusted cost base to the Shareholder of the Shares sold to the Company pursuant to the Offer. Under the Tax Act, one-half of any capital loss (gain) realized by a Shareholder represents an allowable capital loss (taxable capital gain). A taxable capital gain must be included in computing the Shareholder’s income. Allowable capital losses may be deducted only against taxable capital gains in the year in which such allowable capital losses are realized subject to and in accordance with the provisions of the Tax Act. Any remaining allowable capital losses may generally be applied to reduce taxable capital gains realized by the Shareholder in the three preceding and in all subsequent tax years subject to and in accordance with the provisions of the Tax Act in that regard. The amount otherwise determined of any such capital loss realized by a corporate Shareholder will be reduced by the amount of dividends or deemed dividends received on the Shares to the extent and under the circumstances prescribed by the Tax Act. Similar rules apply where a corporation is a member of a partnership or a beneficiary of a trust that disposes of Shares pursuant to the Offer, and where a corporation is a beneficiary of a trust or member of a partnership and such trust or partnership is a member of a partnership or beneficiary of a trust that disposes of Shares pursuant to the Offer.
A corporate Shareholder that has realized a capital loss on the sale of Shares pursuant to the Offer could have all or a portion of that loss denied under the Tax Act. This would happen if the corporate Shareholder or a person affiliated with the Shareholder has acquired additional Shares in a period beginning 30 days before the sale of Shares pursuant to the Offer and ending 30 days after the sale of Shares pursuant to the Offer and such additional Shares are owned by such Shareholder or person affiliated with such Shareholder at the end of such period. If these rules apply, all or a portion of the loss realized is deemed to be nil and the amount of the loss denied may only be utilized as allowed under the Tax Act.
A Shareholder that is a Canadian-controlled private corporation throughout the year (as defined in the Tax Act) may be liable to pay additional refundable tax of 6 2/3% on its “aggregate investment income” for the year, which is defined to include an amount in respect of taxable capital gains.

Non-Canadian Holders
This portion of the summary applies to a Shareholder who, for purposes of the Tax Act or any applicable convention or tax treaty, is not resident or deemed to be resident in Canada, does not use or hold, and is not deemed to use or hold, such Shares in connection with carrying on a business in Canada, has not, either alone or in combination with persons with whom the Shareholder does not deal at arm’s length, owned 25% or more of the issued shares of any class or series of the capital stock of the Company at any time within 60 months preceding the sale of the Shares under the Offer, whose Shares are not otherwise deemed to be taxable Canadian property and, in the case of a Shareholder that carries on an insurance business in Canada and elsewhere, whose Shares are not “designated insurance property” as defined in the Tax Act (in each case, a “Non-Canadian Holder”).
A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Shares under the Offer and no Canadian withholding tax is exigible on the Purchase Price paid by the Company for the Shares.
Certain United States Federal Income Tax Consequences to United States Holders
The following general summary describes certain United States federal income tax consequences generally applicable to U.S. Holders (as defined below) who tender and sell Shares to the Company pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations, thereunder, administrative rulings, and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect).
This summary is not a complete description of all of the U.S. federal income tax consequences applicable to U.S. Holders participating in the Offer and, in particular, does not address U.S. federal income tax considerations applicable to Shareholders that are subject to special treatment under U.S. federal income tax law (including, without limitation, financial institutions, regulated investment companies, dealers in securities or currencies, traders that mark to market, Shareholders that own an interest in a partnership or other pass-through entity that holds Shares, Shareholders that hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities, Shareholders that have owned or are deemed to have owned 10% or more of the total combined voting power of all classes of stock of the Company at any time during the five-year period ending on the date the Shareholder sells the Shares pursuant to the Offer, Shareholders who acquired their Shares in connection with a stock option plan or in any other compensatory transaction, Shareholders subject to the alternative minimum tax, Shareholders that have a “functional currency” other than the U.S. dollar and Shareholders that do not hold the Shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code). Shareholders that are subject to special treatment or that are not U.S. Holders may be subject to different tax consequences, including different information reporting and withholding consequences, and should consult their own tax advisers.
In addition, this summary does not discuss any aspect of U.S. state and local tax laws or non-U.S. tax laws that may be applicable to any Shareholder, or any U.S. federal tax considerations other than U.S. federal income tax considerations.
This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular U.S. Holder. U.S. Holders should consult their own tax advisers as to the tax consequences in their particular circumstances.
Except as otherwise set forth below, and subject to the qualifications noted above, the following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. Holder. A “U.S. Holder” is a Shareholder that is:
•	an individual who is a citizen or resident of the United States for federal income tax purposes;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof;

•	an estate the income of which (other than income that is effectively connected with a U.S. trade or business) is subject to U.S. federal income taxation regardless of source; or

•	a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions; or (b) that was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner in a partnership, or other entity taxable as a partnership, may depend on both the partnership’s and the partner’s status. Partnerships tendering Shares and persons holding beneficial interests in Shares through a partnership are urged to consult their own tax advisers.
The foregoing general summary is not intended to be a complete description of all potential U.S. federal income tax considerations with respect to U.S. holders participating in the Offer, and it does not describe any other U.S. federal, state, local, or any non-U.S. tax considerations. As indicated, the summary is not intended to constitute tax advice to any particular U.S. holder, and U.S. holders should consult their own tax advisers as to the specific tax consequences of the Offer to them, including tax return reporting requirements, the applicability and effect of U.S. federal, state, and local and any non-U.S. tax laws, and the effect of any proposed changes in applicable tax laws.
Passive Foreign Investment Company. Special U.S. federal income tax rules apply to U.S. Holders owning shares of a passive foreign investment company (a “PFIC”). The Company believes that it was characterized as a PFIC for the fiscal year ended September 30, 2005, and likely will be a PFIC for the fiscal year ended September 30, 2006.
A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is “passive income” (the “income test”), or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties and gains from the disposition of passive assets.
A U.S. Holder who held Shares while the Company was a PFIC and continues to hold those Shares, regardless of whether the Company continued to meet the income or asset tests described above, or if the Company is a PFIC in fiscal year 2006 with respect to a U.S. Holder who held Shares that were not otherwise held while the Company was previously a PFIC, may be subject to increased tax liability upon the sale, exchange or other disposition of the Shares or upon the receipt of certain distributions. These adverse tax consequences would not apply, however, if a U.S. Holder timely filed and maintained (and in certain cases, continues to maintain), or timely files for fiscal year 2006, as the case may be, a qualified electing fund (“QEF”) election to be taxed annually on the U.S. Holder’s pro rata portion of the Company’s earnings and profits or if the U.S. Holder timely made or makes, as the case may be, an election to recognize all gain inherent in the Shares as of the last day of the last taxable year the Company was a PFIC. These adverse tax consequences include:
1.	Distributions with respect to the Company’s common shares made by the Company during the taxable year to a U.S. Holder that are “excess distributions” must be allocated ratably to each day of the U.S. Holder’s holding period. The amounts allocated to the current taxable year and to taxable years prior to the first year in which the Company was classified as a PFIC are included as ordinary income in a U.S. Holder’s gross income for that year. The amount allocated to each other prior taxable year is taxed as ordinary income at the highest tax rate in effect for the U.S. Holder in that prior year and the tax is subject to an interest charge at the rate applicable to deficiencies in income taxes (the “special interest charge”).
2.	The entire amount of any gain realized upon the sale or other disposition of the Company’s common shares will be treated as an excess distribution made in the year of sale or other disposition and as a consequence will be treated as ordinary income and, to the extent allocated to years prior to the year of sale or disposition, will be subject to the interest charge described above.
U.S. Holders are urged to consult their tax advisers concerning the U.S. federal income tax consequences of holding the Company’s common shares if the Company is a PFIC.
U.S. Holders Who Receive Cash Pursuant to the Offer
For United States federal income tax purposes, if a U.S. Holder tenders and sells Shares for cash pursuant to the Offer, such transaction will be treated either as a “sale or exchange” of the Shares by such U.S. Holder or as “distribution” by the Company in respect of such U.S. Holder’s Shares. As described below, the specific treatment will depend, in part, upon the U.S. Holder’s particular circumstances.
Sale or Exchange of Shares. Under Section 302 of the Code, a U.S. Holder whose Shares are tendered and sold for cash pursuant to the Offer will be treated as having engaged in a “sale or exchange” of such Shares, and thus will recognize gain or loss, if the transaction (i) has the effect of a “substantially disproportionate” distribution by the Company with respect to such U.S. Holder, (ii) results in “complete termination” of such Holder’s equity interest in the Company, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (the “Section 302 tests”) are explained more fully below.
Constructive Ownership of Shares. In determining whether any of the Section 302 tests is satisfied, a U.S. Holder must take into account not only Shares actually owned by the U.S. Holder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder may constructively own Shares that are actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. Holder has an interest or that have an interest in the U.S. Holder, as well as any Shares the U.S. Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security.
The Section 302 Tests. One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution.
(a)	“Substantially Disproportionate” Test. The receipt of cash by a U.S. Holder will have the effect of a “substantially disproportionate” distribution by the Company with respect to the U.S. Holder if the percentage of the outstanding voting shares of the Company actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer (treating Shares purchased pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of the Company actually and constructively owned by the U.S. Holder immediately before the exchange (treating Shares purchased pursuant to the Offer as outstanding). U.S. Holders should consult their tax advisers concerning the application of the substantially disproportionate test to their particular circumstances.
(b)	“Complete Termination” Test. The receipt of cash by a U.S. Holder will be treated as a complete termination of the U.S. Holder’s equity interest in the Company if either (i) all of the Shares actually and constructively owned by the U.S. Holder are sold pursuant to the Offer or (ii) all of the Shares actually owned by the U.S. Holder are sold pursuant to the Offer and the U.S. Holder is eligible to waive, and effectively waives, the attribution of all Shares constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code.
(c)	“Not Essentially Equivalent to a Dividend” Test. The receipt of cash by a U.S. Holder will generally be treated as “not essentially equivalent to a dividend” if the U.S. Holder’s sale of Shares pursuant to the Offer results in a meaningful reduction of the U.S. Holder’s proportionate interest in the Company. Whether the receipt of cash by the U.S. Holder will be treated as not essentially equivalent to a dividend will depend on the U.S. Holder’s particular facts and circumstances. In the case of a U.S. Holder holding a small minority interest in the Company’s Shares, it is possible that even a small reduction in such interest may be treated as a “meaningful reduction,” and thus may satisfy the “not essentially equivalent to a dividend” test.
Under certain circumstances, it may be possible for a tendering U.S. Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the U.S. Holder but that are not purchased pursuant to the Offer. Correspondingly, a U.S. Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the U.S. Holder or by a related party whose shares are constructively owned by the U.S. Holder. U.S. Holders should consult their tax advisers regarding the consequences of such sales or acquisitions in their particular circumstances.
If the Offer is over-subscribed, the Company’s purchase of Shares deposited may be prorated. Thus, even if all the Shares actually and constructively owned by a U.S. Holder are deposited, it is possible that not all of the Shares will be purchased by the Company, which in turn may affect the U.S. federal income tax consequences, in particular, the U.S. Holder’s ability to satisfy one of the Section 302 tests described above. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6 – “Conditional Tender of Shares”, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by the Company if any Shares so tendered are purchased. Additionally, a tendering U.S. Holder may in the Letter of Transmittal or the Notice of Guaranteed Delivery designate the order of priority in which Shares are to be purchased in the event of proration, should the U.S. Holder decide to do so for U.S. federal income tax reasons.
Tax Treatment of a “Sale or Exchange” of Shares. If a U.S. Holder is treated as having engaged in a “sale or exchange” of such U.S. Holder’s shares under any of the tests described above, such U.S. Holder will recognize gain or loss equal to the difference between the amount realized by such U.S. Holder (taking into account certain currency adjustments, as discussed below, and before any withholding tax) and such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Such gain will generally be treated as United States source gain, which may limit the U.S. Holder’s ability to claim a foreign tax credit for any Canadian withholding tax imposed on the payment made to such U.S. Holder by the Company. If a U.S. Holder is eligible for the benefits of the Canada-United States Income Tax Convention, an election may be available pursuant to which the U.S. Holder would, for purposes of computing the foreign tax credit limitation solely with respect to the amount received in exchange for deposited Shares, be entitled to treat such gain as foreign source income. U.S. Holders should consult their own tax advisers regarding the availability of such an election as well as the application of the foreign tax credit limitation rules in their particular situations. As discussed above, under the heading “Passive Foreign Investment Company”, if the Company is a passive foreign investment company, then any such gain will be treated as ordinary income and will be subject to the special interest charge. If the Company is not a passive foreign investment company, then any such gain or loss will be capital gain or loss if the Shares are held as a capital asset, and such capital gain or loss will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the sale.
Distribution in Respect of Shares. If a U.S. Holder who sells Shares pursuant to the Offer is not treated under Section 302 of the Code as having engaged in a “sale or exchange” of such U.S. Holder’s Shares, then the amount realized (taking into account certain currency adjustments, as discussed below, and before any withholding tax) by a U.S. Holder will be treated as a distribution by the Company in respect of such U.S. Holder’s Shares.
Tax Treatment of a Distribution in Respect of Shares. In the event that the amount realized is treated as a distribution by the Company, a U.S. Holder will be required to include in gross income as ordinary income the amount of any distribution paid on the Shares, including any Canadian taxes withheld from the amount paid, on the date the distribution is received to the extent the distribution is paid out of the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. In addition, if the Company is a PFIC, such distribution may be subject to the rules applicable to “excess distributions,” as described above.
Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder’s adjusted tax basis in the Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the Shares, with the consequences described above under the heading “— Tax treatment of a ‘Sale or Exchange’ of Shares”. For purposes of calculating the foreign tax credit for taxable years beginning on or before December 31, 2006, distributions of current or accumulated earnings and profits generally will be treated as income from foreign sources and will constitute “passive income” or, if received by certain financial institutions, “financial services income”. For taxable years beginning after December 31, 2006, distributions of current or accumulated earnings and profits generally will be “passive category income” or “general category income” for U.S. foreign tax credit limitation purposes. Accordingly, the recipients of such dividends may not be able to claim a full U.S. foreign tax credit for Canadian withholding tax paid on such dividends. U.S. Holders should consult their own tax advisers regarding the application of the foreign tax credit limitations and other rules in their particular situations.
Any amount treated as a dividend received by a corporate U.S. Holder generally will not be eligible for the dividends received deduction.
Basis in Remaining Shares. If, with respect to a U.S. Holder, the tender and sale of Shares pursuant to the Offer is treated as a distribution by the Company with respect to such U.S. Holder’s Shares, such U.S. Holder’s adjusted tax basis in its remaining Shares generally will be increased by such U.S. Holder’s adjusted tax basis in the Shares tendered and sold pursuant to the Offer and will be decreased by the portion of such U.S. Holder’s proceeds from the Offer that are treated as a tax-free return of capital.
United States Backup Withholding and Information Reporting
Proceeds from the sale of Shares pursuant to this Offer may be subject to information reporting to the Internal Revenue Services (the “IRS”) and U.S. Holders that do not appropriately complete the Substitute Form W-9 as included in the Letter of Transmittal or the Notice of Guaranteed Delivery may be subject to United States “backup withholding tax” (currently at a rate of 28%) with respect to payments made to them. Backup withholding is not an additional tax. The amount of backup withholding tax will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income taxes, may entitle such U.S. Holder to a refund or credit provided that the required information is furnished to the IRS in a timely manner.
15. Legal Matters and Regulatory Approvals
The Company is not aware of any license or regulatory permit that is material to the Company’s business that might be adversely affected by the Company’s acquisition of Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Shares by the Company pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Company currently contemplates that such approval will be sought or other action will be taken. The Company cannot predict whether it may determine that it must delay the acceptance for payment of Shares deposited pursuant to the Offer pending the outcome of any such matter.
There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company’s business.
The Company has filed applications with certain securities regulatory authorities in Canada seeking exemptive relief from valuation and proportionate take up and certain other provisions contained in securities legislation of certain provinces in connection with the Offer. Obtaining such exemptive relief is a condition of the Offer. See Section 7 of the Offer to Purchase – “Certain Conditions of the Offer”.
The Company’s obligations under the Offer to take up and pay for Shares are subject to certain conditions. See Section 7 of the Offer to Purchase – “Certain Conditions of the Offer”.
16. Source of Funds
The Company will fund any purchases of Shares pursuant to the Offer with available cash on hand. Assuming that the maximum 7,000,000 Shares are purchased pursuant to the Offer, at a price between $2.55 and $2.70 per Share, the aggregate Purchase Price will be between $17.85 million and $18.9 million.
17. Dealer Manager
Canaccord Capital Corporation has been retained to serve as dealer manager of the Offer.
18. Depositary
The Company has appointed Computershare Investor Services Inc. to act as a depositary for, among other things, (i) the receipt of certificates representing Shares and related Letters of Transmittal deposited under the Offer, (ii) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth in Section 4 of the Offer to Purchase, (iii) the receipt from the Company of cash to be paid in consideration of the Shares acquired by the Company under the Offer, as agent for the depositing Shareholders, and (iv) the transmittal of such cash to the depositing Shareholders, as agent for the depositing Shareholders. The Depositary may contact Shareholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners.
19. Fees and Expenses
Canaccord Capital Corporation has been engaged by the Company to act as its financial advisor in connection with the Offer. The Company has agreed to pay Canaccord Capital Corporation a fee for its financial advisory services, a portion of which is contingent upon the number of Shares taken-up and paid for under the Offer. The Company has also agreed to reimburse Canaccord Capital Corporation for certain reasonable out-of-pocket expenses incurred in connection with its engagement, and to indemnify it against certain liabilities to which it may become subject as a result of its engagement.
Raymond James Ltd. has been retained by the Company to deliver a liquidity opinion in connection with the Offer to the Board of Directors for which it has received a fee from the Company. The Company has agreed to reimburse Raymond James Ltd. for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Raymond James Ltd. and its affiliates and the respective directors, officers, employees, shareholders, agents and controlling persons thereof against certain liabilities to which it may be come subject as a result of its engagement. The fee payable to Raymond James Ltd. is fixed and payable whether or not the Offer is successful.
The Company has retained Computershare Investor Services Inc. to act as the depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial and United States federal securities laws. The Company will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
The Company is expected to incur expenses of approximately Cdn$1.5 million in connection with the Offer, which includes filing fees, advisory fees, the fees of Raymond James Ltd., legal, accounting, depositary and printing fees.
20. Statutory Rights
Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, these rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE
November 20, 2006
The Board of Directors of Envoy Communications Group Inc. (the “Company”) has approved the contents of the Offer to Purchase and the accompanying Circular dated November 20, 2006 and the delivery thereof to Shareholders and to holders of securities convertible into or exercisable to acquire Shares. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made, nor does it contain any misrepresentation likely to affect the value or the market price of the Shares of the Company within the meaning of the Securities Act (Quebec).

(Signed) Geoffrey B. Genovese	(Signed) Joseph Leeder
President and Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors:

(Signed) John H. Bailey	(Signed) Hugh Aird
Director	Director

CONSENT OF RAYMOND JAMES LTD.
TO: The Board of Directors of Envoy Communications Group Inc.
We consent to the inclusion of our liquidity opinion dated November 16, 2006 as Schedule A to the Circular dated November 20, 2006, which schedule is incorporated by reference in the Circular and consent to the inclusion of our name and reference to our liquidity opinion in the sections titled “Purpose and Effect of the Offer – Liquidity of Market” and “Fees and Expenses”.
November 20, 2006
(Signed)
Raymond James Ltd.

SCHEDULE A – LIQUIDITY OPINION OF RAYMOND JAMES LTD.
November 16, 2006
The Board of Directors
Envoy Communications Group Inc.
172 John Street
Toronto, Ontario
M5T 1X5
-and -
Envoy Communications Group Inc.
172 John Street
Toronto, Ontario
M5T 1X5
Dear Sirs/Mesdames:
Raymond James Ltd. (“Raymond James”) understands that:
(a)	Envoy Communications Group Inc. (the “Company”) intends to make an offer to purchase for cash up to 7,000,000 of the issued and outstanding common shares of the Company (the “Shares”);

(b)	the Company may increase the Offer (as hereinafter defined) to provide for the purchase for cash of up to 10,000,000 Shares;

(c)	the Company will determine a single price per Share (the “Purchase Price”), which will not be less than US$2.55 per Share or more than US$2.70 per Share, that will enable the Company to purchase the maximum number of Shares pursuant to the Offer;

(d)	the terms and conditions of the Offer are set forth in the Offer to Purchase to be issued by the Company and dated November 20, 2006, the accompanying Issuer Bid Circular and the related Letter of Transmittal, as each may be amended from time to time (which together constitute the “Offer”); and

(e)	pursuant to the terms of the Offer, shareholders of the Company may tender their Shares to the Company pursuant to an Auction Tender or a Purchase Price Tender (each as defined in the Offer), at prices specified by them.
RAYMOND JAMES’ ENGAGEMENT
Under an agreement dated September 11, 2006, the Company engaged Raymond James to prepare and deliver a written opinion (the “Opinion”) to the Board of Directors of the Company (the “Board”) and to the Company as to: (i) whether there is a liquid market (as that term is described in Rule 61-501 of the Ontario Securities Commission, referred to below as “Rule 61-501”, and Local Policy Statement Q-27 of the Autorité des Marchés Financiers du Québec, referred to below as “Policy Q-27”) in the Shares on September 15, 2006, being the date of announcement of the Offer; and (ii) whether it would be reasonable to conclude that, following completion of the Offer, there will be a market for the beneficial owners of Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. This Opinion is required for an exemption from the formal valuation requirements of Rule 61-501 Policy Q-27 that would otherwise apply. Raymond James is not opining on the liquidity of the Shares.
Raymond James will receive a fee from the Company for its services that include providing the Opinion. Such fee is fixed and payable whether or not the Offer is successful. In addition, the Company has agreed to reimburse Raymond James for certain expenses incurred by Raymond James and to indemnify Raymond James and its affiliates and the respective directors, officers, employees, shareholders, agents and controlling persons thereof for certain liabilities arising out of Raymond James’ engagement in connection with the Offer.
CREDENTIALS OF RAYMOND JAMES
Raymond James is the Canadian arm of Raymond James Financial, Inc. and is one of Canada’s fastest growing independent dealers. Raymond James is registered in all Canadian provinces and has a national client base. Raymond James Financial, Inc. represents the eighth largest network of financial advisors in the United States with approximately 5,000 investment advisors and more than 8,000 total employees. The Opinion expressed herein represents the opinion of Raymond James and the form and content herein have been approved for release by members of Raymond James who have extensive experience in merger, acquisition, divestiture, valuation and capital markets matters.
Independence of Raymond James
Neither Raymond James nor any of its affiliated entities (as such term is defined for the purposes of Rule 61-501 and Policy Q-27) is an insider, issuer insider, associated entity or affiliated entity (as those terms are defined for the purposes of Rule 61-501 and Policy Q-27) of the Company or any of its associates or affiliates (the Company and its associates and affiliates are referred to as the “Interested Parties”). Neither Raymond James nor any of its affiliated entities has been engaged to act as an advisor to any of the Interested Parties in respect of the Offer (other than in respect of this Opinion). In the past 24 months, neither Raymond James nor any of its affiliated entities: (i) has been engaged to act as a lead or co-lead underwriter of a distribution of securities of any of the Interested Parties; (ii) has provided a valuation or financial advisory services to any of the Interested Parties (other than in respect of this Opinion); (iii) has been involved in an evaluation, appraisal or review of the financial condition of any Interested Party or any of its associated or affiliated entities; (iv) has acted as a lender, or the lead or co-lead lender or manager of a lending syndicate in respect of the Offer or to any Interested Party; or (v) has otherwise had a material financial interest in a transaction involving any Interested Party. Raymond James is not, and has not been, the external auditor of any Interested Party. Neither Raymond James nor any of its affiliated entities is a manager or co-manager of a soliciting dealer group formed in respect of the Offer (or a member of such a group performing services beyond the customary soliciting dealer’s functions or receiving more than the per security or per security holder fees payable to other members of the group).
The fees payable to Raymond James pursuant to its engagement in connection with the Offer are not financially material to Raymond James and neither Raymond James nor any of its affiliated entities has a material financial interest in the completion of the Offer. Moreover, the compensation of Raymond James pursuant to its engagement in connection with the Offer does not depend in whole or in part on an agreement, arrangement or understanding that gives Raymond James a financial incentive in respect of the conclusions reached in the Opinion or the outcome of the Offer. No understanding or agreement exists between Raymond James or any of its affiliated entities, on the one hand, and any Interested Party, on the other hand, with respect to the Offer other than the engagement of Raymond James described above. No understanding or agreement exists between Raymond James or any of its affiliated entities, on the one hand, and any Interested Party or any of its associated or affiliated entities, on the other hand, with respect to future business.
Raymond James may, in the future, in the ordinary course of its business, perform valuation, financial advisory or investment banking services for any of the Interested Parties. Raymond James acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had, and may in the future have, positions in the securities of any of the Interested Parties and, from time to time, may have executed, or may execute, transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Raymond James conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to any of the Interested Parties or the Offer.
Raymond James is of the view that it is “independent” of all interested parties in the Offer for the purposes of Rule 61-501 and Policy Q-27.
SCOPE AND REVIEW
In preparing the Opinion, we have reviewed and relied upon (without attempting to verify independently the completeness or accuracy thereof), among other things, the following:

(i)	a draft copy of the Offer dated September 20, 2006;

(ii)	the daily trading activity, volumes and price history of the Shares on the Toronto Stock Exchange (the “TSX”) and on the NASDAQ National Market (the “NASDAQ”), as determined necessary in order to provide the Opinion;

(iii)	the trading activity and volumes of shares of other companies listed and traded on the TSX and on the NASDAQ as we determined necessary in order to provide the Opinion;

(iv)	the distribution of ownership of the Shares to the extent publicly disclosed;

(v)	the number of Shares proposed to be purchased under the Offer (including any increase in the number of Shares, up to 10 million common shares of the Company) relative to (i) the number of issued and outstanding Shares less (ii) the number of Shares owned by related parties of the Company and Shares that, to the knowledge of Raymond James, are not freely tradable (i.e., the “public float”);

(vi)	the customary difference (i.e. the “spread”) between bid and ask prices in trading activity in the Shares;

(vii)	other public information with respect to the Company;

(viii)	the definition of “liquid market” as outlined in Rule 61-501 and Policy Q-27 as well as other parameters set forth therein;

(ix)	discussions with senior management of the Company; and

(x)	such other information as we considered necessary or appropriate in the circumstances.
Raymond James has conducted such additional analyses and investigations as Raymond James has considered to be appropriate in the circumstances for the purpose of arriving at the Opinion contained herein as at the date hereof.
ASSUMPTIONS AND LIMITATIONS
This Opinion is rendered on the basis of securities market, economic, and general business and financial conditions prevailing as at the date hereof, and conditions affecting the Company and the Shares as at the date hereof. In formulating the Opinion, Raymond James has made several other assumptions, the material assumption being that there shall be no significant change in the holdings of Shares other than as a result of the Offer.
Raymond James has relied upon the completeness, accuracy and fair presentation of all of the financial information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company and their consultants and advisors (collectively, the “Information”). The Opinion assumes the completeness, accuracy and fair presentation of such Information and is conditional thereon. Subject to the exercise of professional judgment and except as expressly described herein, Raymond James has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.
Raymond James has not prepared a formal valuation of the Company or any of its securities or assets for the purposes of this Opinion and the Opinion should not be construed as such.
The Opinion has been provided to the Board and to the Company for use only in connection with an exemption from the formal valuation requirements of Rule 61-501 and Policy Q-27 as described herein and may not be relied upon for any other purpose or by any other person without the prior written consent of Raymond James. The Opinion is given as of the date hereof and Raymond James disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Raymond James after the date hereof. Without limiting the foregoing if, after the date hereof, Raymond James learns of any material change in any fact or matter affecting the Opinion, Raymond James reserves the right to change, modify or withdraw the Opinion.

This Opinion is not to be construed as a recommendation to any shareholder of the Company as to whether or not to tender their Shares under the Offer. In addition, for the purposes of this Opinion, Raymond James is not expressing any opinion as to the value of the Shares, or the prices at which such shares will trade after completion of the Offer.
For purposes of this Opinion, the phrase “liquid market” has the meaning ascribed in Rule 61-501 and Policy Q-27.
CONCLUSION
Based upon and subject to the foregoing, it is Raymond James’ opinion as at the date hereof that: (a) a liquid market exists for the Shares on September 15, 2006; and (b) it is reasonable to conclude that, following completion of the Offer (including any increase in the number of Shares proposed to be purchased under the Offer, up to a maximum of 10,000,000 common shares of the Company), there will be a market for the beneficial owners of Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

Yours very truly,
(signed) RAYMOND JAMES LTD.

The Letter of Transmittal or the Notice of Guaranteed Delivery, certificates for Shares and any other required documents must be sent or delivered by each depositing Shareholder or the depositing Shareholder’s broker, commercial bank, trust company or other nominee to the Depositary at one of its addresses specified below.
Offices of the Depositary, Computershare Investor Services Inc., for this Offer:
By Mail:
Computershare Investor Services Inc.
P.O. Box 7021
31 Adelaide Street East
Toronto, Ontario, Canada
M5C 3H2
Attention: Corporate Actions
By Hand, Registered Mail or Courier:
Computershare Investor Services Inc.
100 University Avenue
9th Floor
Toronto, Ontario, Canada
M5J 2Y1
Attention: Corporate Actions
For Inquiries:
Toll Free: 1-800-564-6253 (North America)
Telephone: 1-514-982-7555 (Overseas direct dial)
E-Mail: corporateactions@computershare.com

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Shareholders also may contact the Dealer Manager or their broker, commercial bank or trust company for assistance concerning the Offer. Additional copies of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal or the Notice of Guaranteed Delivery will be accepted.
THE DEALER MANAGER FOR THE OFFER IS:
Canaccord Capital Corporation
Telephone:
Cameron McDonald: (514) 284-1467
Francois Carrier: (514) 844-3970